Exhibit 99

Report of Independent Registered Public Accounting Firm

The Board of Directors of Magellan Midstream Holdings GP, LLC

General Partner of Magellan Midstream Holdings, L.P.

and the Limited Partners of Magellan Midstream Holdings, L.P.

We have audited the accompanying consolidated balance sheets of Magellan Midstream Holdings, L.P. as of December 31, 2008 and 2007, and the related consolidated statements of income, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of Magellan Midstream Holdings, L.P.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magellan Midstream Holdings, L.P. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, effective December 31, 2006, Magellan Midstream Holdings, L.P. adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. As discussed in Note 3 to the consolidated financial statements, the financial statements have been retrospectively revised for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Magellan Midstream Holdings, L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 26, 2009,

except for the impact of the items described in Note

3 in the tenth paragraph under the heading New

Accounting Pronouncements, as to which the date is

May 18, 2009

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

	Year Ended December 31,
	2006	2007	2008
Transportation and terminals revenues	$559,321	$608,781	$638,810
Product sales revenues	664,569	709,564	574,095
Affiliate management fee revenue	690	712	733

Total revenues	1,224,580	1,319,057	1,213,638
Costs and expenses:
Operating	243,860	250,935	264,871
Product purchases	605,341	633,909	436,567
Depreciation and amortization	76,200	79,140	86,501
General and administrative	69,503	74,859	73,302

Total costs and expenses	994,904	1,038,843	861,241
Gain on assignment of supply agreement	—	—	26,492
Equity earnings	3,324	4,027	4,067

Operating profit	233,000	284,241	382,956
Interest expense	54,786	54,956	56,764
Interest income	(4,791)	(2,851)	(1,482)
Interest capitalized	(2,371)	(4,452)	(4,803)
Debt placement fee amortization	1,925	1,554	767
Debt prepayment premium	—	1,984	—
Other (income) expense	653	728	(380)

Income before provision for income taxes	182,798	232,322	332,090
Provision for income taxes	—	1,568	1,987

Net income	$182,798	$230,754	$330,103

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	$5,886	$—	$—
Portion applicable to partners’ interest for the period after initial public offering	176,912	230,754	330,103

Net income	$182,798	$230,754	$330,103

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Noncontrolling owners’ interests	$148,292	$175,356	$244,430
Limited partners’ interest	33,069	61,580	87,733
General partner’s interest	(4,449)	(6,182)	(2,060)

Net income	$176,912	$230,754	$330,103

Basic and diluted net income per limited partner unit	$0.53	$0.98	$1.40

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,647	62,650	62,656

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$938	$37,912
Accounts receivable (less allowance for doubtful accounts of $10 and $462 at December 31, 2007 and 2008, respectively)	62,834	37,517
Other accounts receivable	10,700	11,747
Affiliate accounts receivable	60	58
Inventory	120,462	47,734
Energy commodity derivative contracts	—	20,200
Other current assets	10,919	15,473

Total current assets	205,913	170,641
Property, plant and equipment	2,602,235	2,890,672
Less: accumulated depreciation	455,020	529,356

Net property, plant and equipment	2,147,215	2,361,316
Equity investments	24,324	23,190
Long-term receivables	7,801	7,390
Goodwill	11,902	14,766
Other intangibles (less accumulated amortization of $6,743 and $8,290 at December 31, 2007 and 2008, respectively)	7,086	5,539
Debt placement costs (less accumulated amortization of $2,170 and $2,937 at December 31, 2007 and 2008, respectively)	6,368	7,649
Other noncurrent assets	6,322	10,217

Total assets	$2,416,931	$2,600,708

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$39,643	$40,051
Accrued payroll and benefits	23,623	21,884
Accrued interest payable	7,197	15,077
Accrued taxes other than income	21,039	20,151
Environmental liabilities	36,127	19,634
Deferred revenue	20,797	21,492
Accrued product purchases	43,230	23,874
Energy commodity derivatives deposit	—	18,994
Other current liabilities	29,866	19,128

Total current liabilities	221,522	200,285
Long-term debt	914,536	1,083,485
Long-term pension and benefits	22,370	31,787
Supply agreement deposit	18,500	—
Noncurrent portion of product supply liability	24,348	—
Other deferred liabilities	9,598	8,853
Environmental liabilities	21,491	22,166
Commitments and contingencies
Owners’ equity:
Partners’ capital:
Common unitholders	44,916	68,063
General partner	12,505	—
Accumulated other comprehensive loss	(91)	(340)

Total partners’ capital	57,330	67,723
Non-controlling owners’ interests in consolidated subsidiaries	1,127,236	1,186,409

Total owners’ equity	1,184,566	1,254,132

Total liabilities and owners’ equity	$2,416,931	$2,600,708

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2007	2008
Operating Activities:
Net income	$182,798	$230,754	$330,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	76,200	79,140	86,501
Debt placement fee amortization	1,925	1,554	767
Debt prepayment premium	—	1,984	—
Loss on sale and retirement of assets	8,031	8,548	7,180
Gain on interest rate hedge	—	(226)	—
Equity earnings	(3,324)	(4,027)	(4,067)
Distributions from equity investment	4,125	3,800	5,200
Equity-based incentive compensation expense	10,820	9,994	4,751
Pension settlement expense and amortization of prior service cost (credit) and actuarial loss	669	1,833	(88)
Gain on assignment of supply agreement	—	—	(26,492)
Changes in components of operating assets and liabilities (Note 4)	35,371	(40,089)	32,167

Net cash provided by operating activities	316,615	293,265	436,022
Investing Activities:
Property, plant and equipment:
Additions to property, plant and equipment	(168,544)	(190,182)	(272,083)
Proceeds from sale of assets	6,313	961	3,862
Changes in accounts payable	13,934	(4,434)	661
Acquisitions of business	—	—	(38,302)

Net cash used by investing activities	(148,297)	(193,655)	(305,862)
Financing Activities:
Distributions paid	(715,316)	(233,127)	(264,310)
Net borrowings (payments) under revolver	7,500	143,000	(93,500)
Borrowings under notes	—	248,900	249,980
Payments on notes	(14,345)	(272,555)	—
Borrowings on affiliate note	1,960	—	—
Payments on affiliate note	(1,960)	—	—
Debt placement costs	(426)	(2,683)	(2,048)
Payment of debt prepayment premium	—	(1,984)	—
Net receipt from financial derivatives	—	4,556	10,312
Capital contributions by affiliate	17,918	5,218	3,709
Sales of limited partner units to public (less underwriters’ commissions and payment of offering costs)	506,751	—	—
Increase in outstanding checks	—	3,026	2,671
Other	14	—	—

Net cash used by financing activities	(197,904)	(105,649)	(93,186)

Change in cash and cash equivalents	(29,586)	(6,039)	36,974
Cash and cash equivalents at beginning of period	36,563	6,977	938

Cash and cash equivalents at end of period	$6,977	$938	$37,912

Supplemental non-cash financing activity:
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	$—	$7,406	$8,536

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENT OF OWNERS’ EQUITY

(In thousands)

	Partners’ Capital
	Common	General Partner	Partners’ Accumulated Other Comprehensive Loss	Non-controlling Owners’ Interest	Total Owners’ Equity
Balance, January 1, 2006	$(213,667)	$14	$(31)	$1,394,036	$1,180,352
Comprehensive income:
Net income (loss)	38,955	(4,449)	—	148,292	182,798
Amortization of net loss on cash flow hedges	—	—	4	208	212
Net gain on cash flow hedges	—	—	5	231	236
Adjustment to additional minimum pension liability	—	—	7	336	343

Total comprehensive income (loss)	38,955	(4,449)	16	149,067	183,589
Adjustment to recognize the funded status of our postretirement plans	—	—	(186)	(9,119)	(9,305)
Issuance of common units to public (22 million units)	506,751	—	—	—	506,751
Adjustment to reflect gain on sale of MMP units following the termination of MMP’s subordination period	277,392	—	—	(277,392)	—
Affiliate capital contributions	—	17,918	—	—	17,918
Distributions	(563,678)	(3)	—	(151,635)	(715,316)
Equity method incentive compensation expense	1,770	—	—	—	1,770
Other	18	(2)	—	—	16

Balance, December 31, 2006	47,541	13,478	(201)	1,104,957	1,165,775
Comprehensive income:
Net income (loss)	61,580	(6,182)	—	175,356	230,754
Net gain on cash flow hedges	—	—	100	4,918	5,018
Amortization of net gain on cash flow hedges	—	—	(8)	(411)	(419)
Pension settlement expense and amortization of prior service cost and net actuarial loss	—	—	37	1,796	1,833
Adjustment to recognize the funded status of our postretirement plans	—	—	(19)	(920)	(939)

Total comprehensive income (loss)	61,580	(6,182)	110	180,739	236,247
Affiliate capital contributions	—	5,218	—	—	5,218
Distributions	(67,252)	(9)	—	(165,866)	(233,127)
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	—	—	—	7,406	7,406
Equity method incentive compensation expense	3,076	—	—	—	3,076
Other	(29)	—	—	—	(29)

Balance, December 31, 2007	44,916	12,505	(91)	1,127,236	1,184,566
Comprehensive income:
Net income (loss)	87,733	(2,060)	—	244,430	330,103
Amortization of net gain on cash flow hedges	—	—	(3)	(161)	(164)
Amortization of prior service credit and net actuarial loss	—	—	(2)	(86)	(88)
Adjustment to recognize the funded status of our postretirement plans	—	—	(244)	(12,028)	(12,272)

Total comprehensive income (loss)	87,733	(2,060)	(249)	232,155	317,579
Affiliate capital contributions	—	3,709	—	—	3,709
Distributions	(82,756)	(12)	—	(181,542)	(264,310)
Equity method incentive compensation expense	4,138	—	—	—	4,138
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	—	—	—	8,536	8,536
Acquisition of general partner	14,142	(14,142)	—	—	—
Other	(110)	—	—	24	(86)

Balance, December 31, 2008	$68,063	$—	$(340)	$1,186,409	$1,254,132

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Basis of Presentation and Description of Business

Organization and Basis of Presentation

Unless indicated otherwise, the terms “our,” “we,” “us” and similar language refer to Magellan Midstream Holdings, L.P. We were formed in April 2003 as a Delaware limited partnership to hold ownership interests in Magellan Midstream Partners, L.P. and Magellan GP, LLC. Until December 2008, the owner of our general partner was MGG Midstream Holdings, L.P. (“MGG MH”).

We completed an initial public offering of our common units representing limited partner interests in us (“limited partner units”) and became a publicly traded Delaware limited partnership effective February 15, 2006. See Note 2—Initial Public Offering and Sale of Units by MGG MH for further discussion of this matter.

In December 2008, for a nominal amount, we acquired our general partner from MGG MH. Concurrent with that transaction, MGG MH distributed all of the 8.8 million common units that it held in us at that time to its equity owners. We did not issue additional common units or receive any proceeds as a result of these transactions.

Our organizational structure at December 31, 2008 and that of our affiliate entities, as well as how we refer to these affiliates in our notes to consolidated financial statements, are provided below:

(1)	MGG GP does not hold an economic interest in us, and does not receive any of the distributions we pay or an allocation of our net income.

We own 100% of MMP GP, a Delaware limited liability company. MMP GP owns an approximate 2% general partner interest in MMP and all of MMP’s incentive distribution rights. MMP GP serves as MMP’s general partner. Through our ownership of MMP GP, we have control of and, therefore, consolidate MMP (see Note 3—Summary of Significant Accounting Policies—Basis of Presentation). We have no operations other than those of MMP and our operating cash flows are totally dependent upon MMP. Therefore, the discussion below relates to MMP.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MMP’s Operating Segments

MMP owns a petroleum products pipeline system, petroleum products terminals and an ammonia pipeline system. MMP’s reportable segments offer different products and services and are managed separately because each requires different marketing strategies and business knowledge. During 2008, MMP acquired petroleum products terminals in Bettendorf, Iowa and Wrenshall, Minnesota and a petroleum products terminal in Mt. Pleasant, Texas along with a 76-mile petroleum products pipeline for $38.3 million plus related liabilities assumed of $2.6 million. The results of these facilities have been included in MMP’s petroleum products pipeline system segment from their respective acquisition dates.

Petroleum Products Pipeline System. MMP’s petroleum products pipeline system includes approximately 8,700 miles of pipeline and 49 terminals that provide transportation, storage and distribution services. MMP’s petroleum products pipeline system covers a 13-state area extending from Texas through the Midwest to Colorado, North Dakota, Minnesota, Wisconsin and Illinois. The products transported on MMP’s pipeline system are primarily gasoline, distillates, LPGs and aviation fuels. Product originates on the system from direct connections to refineries and interconnects with other interstate pipelines for transportation and ultimate distribution to retail gasoline stations, truck stops, railroads, airports and other end-users. MMP has an ownership interest in Osage Pipe Line Company, LLC (“Osage Pipeline”), which owns the 135-mile Osage pipeline that transports crude oil from Cushing, Oklahoma to El Dorado, Kansas and has connections to National Cooperative Refining Association’s refinery in McPherson, Kansas and the Frontier refinery in El Dorado, Kansas. MMP’s petroleum products blending and fractionation operations are also included in the petroleum products pipeline system segment.

Petroleum Products Terminals. Most of MMP’s petroleum products terminals are strategically located along or near third-party pipelines or petroleum refineries. The petroleum products terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including governmental customers and end-users in the downstream refining, retail, commercial trading, industrial and petrochemical industries. Products stored in and distributed through the petroleum products terminal network include refined petroleum products, blendstocks, crude oils, heavy oils and feedstocks. The terminal network consists of seven marine terminals and 27 inland terminals. Five of MMP’s marine terminal facilities are located along the Gulf Coast and two marine terminal facilities are located on the East Coast. MMP’s inland terminals are located primarily in the southeastern United States.

Ammonia Pipeline System. The ammonia pipeline system consists of a 1,100-mile ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the Midwest. The ammonia transported through the system is used primarily as nitrogen fertilizer.

2. Initial Public Offering and Sale of Units by MGG MH

Initial Public Offering

On February 15, 2006, we completed an initial public offering of our limited partner units. The managing underwriters for this transaction were Citigroup Global Markets, Inc., Lehman Brothers, Inc., Goldman Sachs & Company and Wachovia Securities. In this transaction, we issued and sold 22.0 million of our limited partner units to the public, which represented 35% of our limited partner units at $24.50 per unit. The other 40.6 million units, representing 65% of our limited partner units, were owned at that time by MGG MH. We received gross proceeds of $539.0 million from the sale and net proceeds were $506.8 million, after underwriter commissions of $28.3 million, legal, accounting and other professional fees of $2.6 million and a structuring fee of $1.3 million. The net proceeds were distributed to MGG MH, the previous owners of those units.

Sale of Units by MGG MH

On April 3, 2007, we entered into a Common Unit Purchase Agreement (the “Purchase Agreement”) in connection with the direct sale of 23.3 million common units (the “Purchased Units) representing limited partner interests in us by MGG MH to a number of purchasers (the “Purchasers”). We did not receive any of the proceeds of this sale. This sale reduced MGG MH’s ownership in our limited partner units from 65% to 28%. In the Purchase Agreement, we made certain representations and warranties to the Purchasers regarding the validity of the common units and the status of our partnership.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with this Purchase Agreement, we also entered into a Registration Rights Agreement with the purchasers of the common units (the “Registration Rights Agreement”). The Registration Rights Agreement required us to file a shelf registration statement with the Securities and Exchange Commission (“SEC”), providing for the resale from time to time of the Purchased Units held by the Purchasers. The Registration Rights Agreement contains provisions which allow us, under certain circumstances, the right to delay the Purchasers from selling their common units; however, this delay right was limited to 60 days in any 180-day period and 90 days in any 365-day period.

In addition, we entered into an Indemnification Agreement dated April 3, 2007 (the “Indemnification Agreement”) with MGG MH, which expires on April 3, 2009. Under the Indemnification Agreement, MGG MH agreed to indemnify us for one-half of any obligations, subject to a $10.0 million cap, we may incur related to the registration statement not being available for more than 60 days in any 180-day period or 90 days in any 365-day period. MGG MH also agreed to retain unencumbered net assets sufficient to cover these indemnification obligations.

Further, the Registration Rights Agreement contains certain provisions which grant certain of the Purchasers the right to join us, or “piggyback,” if we are selling our common units in a primary offering or another party’s common units in a secondary offering, so long as the managing underwriter agrees that a piggyback secondary offering of the common units will not have an adverse effect on the offering of common units. All of our registration obligations under the Registration Rights Agreement, excluding the piggyback rights, expired on April 3, 2008. The piggyback rights expire April 3, 2009.

In September 2007, MGG MH sold 8.5 million limited partner units in us in a secondary offering. We did not receive any of the proceeds from these sales. This offering was made pursuant to the current shelf registration statement and supplemental prospectus filed by us with the SEC. MGG MH’s limited partner ownership interest in us decreased from 28% to 14% following this transaction.

In December 2008, we acquired our general partner from MGG MH and MGG MH distributed all of its remaining 8.8 million common units in us to its equity owners. We did not issue additional common units as a result of these transactions. Concurrent with this transaction, we and MGG MH entered into a Termination Agreement, under which, among other things, the provisions of the Indemnification Agreement between MGG MH and us, as discussed above, were terminated.

3. Summary of Significant Accounting Policies

Basis of Presentation. Our sole ownership of MMP GP currently provides us with an approximate 2% general partner interest in MMP. Our general partner interest gives us control of MMP as the limited partner interests of MMP: (i) do not have the substantive ability to dissolve MMP, (ii) can remove MMP GP as MMP’s general partner only with a supermajority vote of MMP’s common units representing limited partner interest in it (“ MMP limited partner units”) and the MMP limited partner units which can be voted in such an election are restricted, and (iii) do not possess substantive participating rights in MMP’s operations. Therefore, our consolidated financial statements include the assets, liabilities and cash flows of MMP GP and MMP.

At December 31, 2008, we had no substantial assets and liabilities other than those of MMP, which we consolidate. Our consolidated balance sheet includes non-controlling owners’ interests of consolidated subsidiaries, which reflect the proportion of MMP owned by its partners other than us. MMP’s outside ownership interest was approximately 98% at December 31, 2006, 2007 and 2008. See Note 22—Subsequent Events for a discussion of changes in our ownership interest in MMP, which occurred after December 31, 2008. In addition, our consolidated balance sheet reflects adjustments to the historical amounts reflected on MMP’s balance sheet for the fair value of our proportionate share of MMP’s assets and liabilities at the time of our acquisition of MMP and MMP GP. Our only cash-generating asset is our ownership interest in MMP GP, which owns the general partner interest and incentive distribution rights in MMP. Therefore, our operating cash flows are dependent upon MMP’s ability to make cash distributions and the distributions we receive are subject to MMP’s cash distribution policies.

Our consolidated financial statements include MMP’s petroleum products pipeline system, petroleum products terminals and ammonia pipeline system. All intercompany transactions have been eliminated.

Use of Estimates. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of our consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Regulatory Reporting. MMP’s petroleum products pipelines are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), which prescribes certain accounting principles and practices for the annual Form 6 report filed with the FERC that differ from those used in these financial statements. Such differences relate primarily to capitalization of interest, accounting for gains and losses on disposal of property, plant and equipment and other adjustments. MMP follows U.S. generally accepted accounting principles (“GAAP”) where such differences of accounting principles exist.

Cash Equivalents. Cash and cash equivalents include demand and time deposits and other highly marketable securities with original maturities of three months or less when acquired.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable represent valid claims against non-affiliated customers and are recognized when products are sold or services are rendered. MMP extends credit terms to certain customers based on historical dealings and to other customers after a review of various credit indicators. An allowance for doubtful accounts is established for all or any portion of an account where collections are considered to be at risk and reserves are evaluated no less than quarterly to determine their adequacy. Judgments relative to at-risk accounts include the customers’ current financial condition, the customers’ historical relationship with MMP and current and projected economic conditions. Accounts receivable are written off when the account is deemed uncollectible.

Inventory Valuation. Inventory is comprised primarily of refined petroleum products, natural gas liquids, transmix and additives, which are stated at the lower of average cost or market.

Property, Plant and Equipment. Property, plant and equipment consist primarily of pipeline, pipeline-related equipment, storage tanks and processing equipment. Property, plant and equipment are stated at cost except for impaired assets. Impaired assets are recorded at fair value on the last impairment evaluation date for which an adjustment was required. At the time of our acquisition of general and limited partner interests in MMP on June 17, 2003, we recorded MMP’s property, plant and equipment at 54.6% of their fair values and at 46.4% of their historical carrying values reflecting our ownership percentages in MMP at that time.

Most of MMP’s assets are depreciated individually on a straight-line basis over their useful lives; however, the individual components of certain assets, such as some of MMP’s older tanks, are grouped together into a composite asset and those assets are depreciated using a composite rate. MMP assigns asset lives based on reasonable estimates when an asset is placed into service. Subsequent events could cause MMP to change its estimates, which would impact the future calculation of depreciation expense. The depreciation rates for most of MMP’s pipeline assets are approved and regulated by the FERC. Assets with the same useful lives and similar characteristics are depreciated using the same rate. The range of depreciable lives by asset category is detailed in Note 7—Property, Plant and Equipment.

The carrying value of property, plant and equipment sold or retired and the related accumulated depreciation is removed from our accounts and any associated gains or losses are recorded on our income statement in the period of sale or disposition.

Expenditures to replace existing assets are capitalized and the replaced assets are retired. Expenditures associated with existing assets are capitalized when they improve the productivity or increase the useful life of the asset. Direct project costs such as labor and materials are capitalized as incurred. Indirect project costs, such as overhead, are capitalized based on a percentage of direct labor charged to the respective capital project. Expenditures for maintenance, repairs and minor replacements are charged to operating expense in the period incurred.

Asset Retirement Obligation. We record asset retirement obligations under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Asset Retirement Obligations and Financial Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations (as amended). SFAS No. 143 requires the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred, if the liability can be reasonably estimated. When the liability is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Over time, the liability is accreted to its future value, with the accretion recorded to expense. FIN No. 47 clarified that where there is an obligation to perform an asset retirement activity, even though uncertainties exist about the timing or method of settlement, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be determined.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MMP’s operating assets generally consist of underground refined products and ammonia pipelines and related facilities along rights-of-way and above-ground storage tanks and related facilities. MMP’s rights-of-way agreements typically do not require the dismantling, removal and reclamation of the rights-of-way upon permanent removal of the pipelines and related facilities from service. Additionally, management is unable to predict when, or if, MMP’s pipelines, storage tanks and related facilities would become completely obsolete and require decommissioning. Accordingly, except for a $1.5 million liability associated with anticipated tank liner replacements, MMP has recorded no liability or corresponding asset in conjunction with SFAS No. 143 and FIN No. 47 as both the amounts and future dates of when such costs might be incurred are indeterminable.

Equity Investments. MMP accounts for investments greater than 20% in affiliates which it does not control by the equity method of accounting. Under this method, an investment is recorded at its acquisition cost, plus its equity in undistributed earnings or losses since acquisition, less distributions received and less amortization of excess net investment. Excess net investment is the amount by which MMP’s initial investment exceeded its proportionate share of the book value of the net assets of the investment. MMP amortizes excess net investment over the weighted-average depreciable asset lives of the equity investee as of the date of the equity investment. MMP evaluates equity investments for impairment annually or whenever events or circumstances indicate that there is an other-than-temporary loss in value of the investment. In the event MMP determines that the loss in value of an investment is other-than-temporary, we and MMP would record a charge to earnings to adjust the carrying value to fair value. MMP recorded no equity investment impairments during 2006, 2007 or 2008.

Goodwill and Other Intangible Assets. We have adopted SFAS No. 142, Goodwill and Other Intangible Assets. In accordance with this Statement, goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is no longer amortized but is evaluated periodically for impairment. Goodwill was $11.9 million and $14.8 million at December 31, 2007 and 2008, respectively. Of our reported goodwill at December 31, 2008, $11.9 million was acquired in transactions involving MMP’s petroleum products terminals segment and $2.9 million was acquired in a transaction involving MMP’s petroleum products pipeline system segment.

The determination of whether goodwill is impaired is based on management’s estimate of the fair value of MMP’s reporting units using a discounted future cash flow (“DFCF”) model as compared to their carrying values. Critical assumptions used in our DFCF model included: (i) time horizon of 20 years, (ii) revenue growth of 1.5% per year and expense growth of 1.5% per year, except G&A costs with an assumed growth of 4.0% per year, (iii) weighted-average cost of capital of 11.5% based on assumed cost of debt of 8.0%, assumed cost of equity of 15.0% and a 50%/50% debt-to-equity ratio, (iv) annual maintenance capital spending growth of 2.5% and (v) 8 times earnings before interest, taxes and depreciation and amortization multiple for terminal value. We selected October 1 as our impairment measurement test date and have determined that our goodwill was not impaired as of October 1, 2006, 2007 or 2008. If impairment were to occur, the amount of the impairment would be charged against earnings in the period in which the impairment occurred. The amount of the impairment would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of the goodwill.

Judgments and assumptions are inherent in management’s estimates used to determine the fair value of MMP’s operating segments. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Other intangible assets are amortized over their estimated useful lives of 5 years up to 25 years. The weighted-average asset life of MMP’s other intangible assets at December 31, 2008 was approximately 9 years. The useful lives are adjusted if events or circumstances indicate there has been a change in the remaining useful lives. MMP’s other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the recoverability of the carrying amount of the intangible asset should be assessed. MMP recognized no impairments for other intangible assets in 2006, 2007 or 2008. Amortization of other intangible assets was $1.6 million during 2006 and $1.5 million during both 2007 and 2008.

Impairment of Long-Lived Assets. We have adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with this Statement, MMP evaluates its long-lived assets of identifiable business activities, other than those held for sale, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. The amount of the impairment recognized is calculated as the excess of the carrying amount of the asset over the fair value of the assets, as determined either through reference to similar asset sales or by estimating the fair value using a discounted cash flow approach.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-lived assets to be disposed of through sales that meet specific criteria are classified as “held for sale” and are recorded at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change. We had no significant assets classified as “held for sale” during the years ended December 31, 2006, 2007 or 2008.

Judgments and assumptions are inherent in management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

MMP recorded impairment against the earnings of its petroleum products pipeline system segment of $3.0 million in 2006 and $2.2 million in 2007. Impairments recorded during 2008 were insignificant. The inputs for the valuation models used in determining the fair value of assets impaired during 2006, 2007 and 2008 are Level 3—Significant Unobservable Inputs as described in SFAS No. 157, Fair Value Measurements.

Lease Financings. Direct financing leases are accounted for such that the minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The net investment in the lease is the difference between the total minimum lease payment receivable and the associated unearned income.

Debt Placement Costs. Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument using the effective interest method. When debt is retired before its scheduled maturity date, any remaining placement costs associated with that debt are written off. When MMP increases the borrowing capacity of its revolving credit facility, the unamortized deferred costs associated with the old revolving credit facility, any fees paid to the creditor and any third-party cost incurred are capitalized and amortized over the term of the new revolving credit facility.

Capitalization of Interest. Interest on borrowed funds is capitalized on projects during construction based on the weighted-average interest rate of MMP’s debt. MMP capitalizes interest on all construction projects requiring three months or longer to complete with total costs exceeding $0.5 million.

Pension and Postretirement Medical and Life Benefit Obligations. Our consolidated subsidiary, MGG GP, sponsors three pension plans, which cover substantially all of its employees, a postretirement medical and life benefit plan for selected employees and a defined contribution plan. Our pension and postretirement benefit liabilities represent the funded status of the present value of benefit obligations of these plans.

MGG GP’s pension, postretirement medical and life benefits costs are developed from actuarial valuations. Actuarial assumptions are established to anticipate future events and are used in calculating the expense and liabilities related to these plans. These factors include assumptions management makes with regard to interest rates, expected investment return on plan assets, rates of increase in health care costs, turnover rates and rates of future compensation increases, among others. In addition, subjective factors such as withdrawal and mortality rates are used to develop actuarial valuations. Management reviews and updates these assumptions on an annual basis. The actuarial assumptions that we use may differ from actual results due to changing market rates or other factors. These differences could result in a significant impact to the amount of pension and postretirement medical and life benefit expense we have recorded or may record.

Paid-Time Off Benefits. Liabilities for paid-time off benefits are recognized for all employees performing services for MMP or us when earned by those employees. We recognized paid-time off liabilities of $8.8 million and $9.8 million at December 31, 2007 and 2008, respectively. These balances represent the remaining vested paid-time off benefits of employees who support MMP and us. Liabilities for paid-time off are reflected in the payroll and benefits balances of the consolidated balance sheets.

Derivative Financial Instruments. We account for derivative instruments in accordance with SFAS No. 133, Accounting for Financial Instruments and Hedging Activities (as amended), which establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities.

For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. Derivative financial instruments qualifying for hedge accounting treatment can generally be divided into two categories: (1) cash flow hedges and (2) fair value hedges. Cash flow hedges are executed to hedge the variability in cash flows related to a forecasted transaction. Fair value hedges are executed to hedge the value of a recognized asset or liability. At inception of a hedged transaction, we document the relationship between the hedging instrument and the hedged item, the risk management

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

objectives and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows or fair value of the hedge item. If we determine that a derivative, originally designated as a cash flow or fair value hedge, is no longer highly effective, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in current earnings. The changes in fair value of derivative financial instruments that either do not qualify for hedge accounting or are not designated a hedging instrument are included in current earnings.

As part of MMP’s risk management process, it assesses the creditworthiness of the financial and other institutions with which it executes financial derivatives. MMP uses, or has used, derivative agreements primarily for fair value hedges of its debt, cash flow hedges of forecasted debt transactions and for forward purchases and forward sales of petroleum products. Such financial instruments involve the risk of non-performance by the counterparty, which could result in material losses to MMP.

MMP uses derivatives to help manage product purchases and sales. Derivatives that qualify for and are designated as normal purchases and sales are accounted for using traditional accrual accounting. As of December 31, 2008, MMP had commitments under forward purchase contracts for product purchases of approximately 0.1 million barrels that will be accounted for as normal purchases totaling approximately $8.4 million and had commitments under forward sales contracts for product sales of approximately 0.2 million barrels that will be accounted for as normal sales totaling approximately $8.8 million.

MMP has entered into New York Mercantile Exchange (“NYMEX”) commodity based futures contracts to hedge against price changes on the petroleum products it expects to sell in the future. These contracts do not qualify as normal sales or for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended); therefore, MMP recognizes gains or losses from these agreements currently in earnings. At December 31, 2008, the fair value of MMP’s NYMEX agreements, representing 0.6 million barrels of petroleum products, was $20.2 million, which we and MMP recognized as energy commodity derivative contracts on our consolidated balance sheets and product sales revenues on our consolidated statements of income.

MMP has used interest rate derivatives to help manage interest rate risk. For derivatives designated as hedging instruments, we and MMP report gains, losses and any ineffectiveness from interest rate derivatives in other income in our results of operations. We and MMP recognize the effective portion of cash flow hedges, which hedge against changes in interest rates, as adjustments to other comprehensive income. We and MMP record the non-current portion of unrealized gains or losses associated with fair value hedges on long-term debt as adjustments to long-term debt with the current portion recorded as adjustments to interest expense. We and MMP report the change in fair value of interest rate derivatives that are not designated as hedging instruments currently in earnings.

See Comprehensive Income in this Note 3 for details of the derivative gains and losses included in accumulated other comprehensive loss.

Revenue Recognition. Petroleum pipeline and ammonia transportation revenues are recognized when shipments are complete. For shipments of product under published tariffs that combine transportation and terminalling services, shipments are complete when MMP’s customers takes possession of its product out of MMP’s system through tanker trucks, railcars or third-party pipelines. For all other shipments where terminalling services are not included in the tariff, shipments are complete when the product arrives at the customer-designated delivery point. Injection service fees associated with customer proprietary additives are recognized upon injection to the customer’s product, which occurs at the time the product is delivered. Leased tank storage, pipeline capacity leases, terminalling, throughput, ethanol loading and unloading services, laboratory testing, data services, pipeline operating fees and other miscellaneous service-related revenues are recognized upon completion of contract services. Product sales are recognized upon delivery of the product to MMP’s customers. Product sales are increased for gains and decreased for losses associated with the change in fair value of MMP’s NYMEX agreements.

Deferred Transportation Revenue and Costs. Customers on MMP’s petroleum products pipeline are invoiced for transportation services when their product enters MMP’s system. At each period end, MMP records all invoiced amounts associated with products that have not yet been delivered (in-transit products) as a deferred liability. Additionally, at each period end MMP defers the direct costs it has incurred associated with these in-transit products until delivery occurs. These deferred costs are determined using judgments and assumptions that management considers reasonable.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Excise Taxes Charged to Customers. Revenues are recorded net of all amounts charged to MMP’s customers for excise taxes.

Variable-rate Terminalling Agreement. MMP’s operations have historically included terminalling agreements with customers under which MMP provided storage rental and throughput fees based on discounted rates. In addition to the discounted storage rentals and throughput fees, MMP’s revenues also included a variable-rate storage fee equal to half of cumulative profits, in excess of an established threshold, MMP’s customer derived from trading petroleum products through MMP’ storage tank over the contract period. For all of these agreements, MMP was under no obligation to share in any trading losses sustained by its customer. Under these agreements, MMP recognized the discounted storage rental and throughput fees each accounting period as the services were performed. However, the cumulative amounts of trading profits or losses over the contract period that were realized by MMP’s customer (and therefore, the revenue MMP earns related to these shared trading profits) were not determinable until the end of the contract term. For example, trading losses sustained by MMP’s customer on the last day of the contract period could offset all trading profits realized up to that point during the year, in which case, the cumulative trading profit over the contract period would be zero. In such a case, MMP would recognize no revenues under the variable-rate portion of the agreement. Based on the circumstances of these agreements and in accordance with Emerging Issues Task Force (“EITF”) No. D-96, Accounting for Management Fees Based on a Formula, our and MMP’s policy is to defer recognition of the variable-rate portion of revenue from these agreements until the end of the contract term. MMP recognized $6.4 million of variable-rate terminalling revenues when a contract term expired on January 31, 2006 and $3.0 million, $2.8 million and $0.9 million when a contract term expired on December 31, 2006, 2007 and 2008, respectively.

In March 2008, in conjunction with MMP’s assignment of a supply agreement, it entered into an additional agreement with the assignee under which it agreed that if the pricing under the supply agreement, less associated operational costs, did not exceed MMP’s full tariff charge, then MMP would share in 50% of any shortfall versus its full tariff, and similarly, MMP would be entitled to 50% of any excess above a certain threshold that included its tariff charge. The agreement is structured such that MMP’s share of the 50% shortfall cannot exceed the tariff it receives from transporting the associated barrels. All adjustments resulting from this agreement have been reflected in transportation and terminals revenues. For the period from inception of the agreement through December 31, 2008, MMP’s 50% share of the profits from this agreement was $1.8 million.

G&A Expenses. Under our services agreement, MMP pays us for direct and indirect G&A expenses incurred on MMP’s behalf. Under our omnibus agreement, we reimbursed MMP for G&A expenses it incurred in excess of a G&A cap and these costs were, in turn, reimbursed to us by MGG MH. We recorded these reimbursements as a capital contribution from our general partner and the associated expense was specifically allocated to our general partner.

Equity-Based Incentive Compensation Awards. MMP GP has issued incentive awards of MMP phantom units without distribution equivalent rights representing limited partner interests in MMP to certain of MGG GP’s employees who support MMP. MMP GP has also issued MMP phantom units with distribution equivalent rights to certain of its directors. Additionally, our general partner has issued awards of phantom units in us to its directors. These awards are accounted for as prescribed in SFAS No. 123(R), Share-Based Payments.

Under SFAS No. 123(R), MMP classifies unit award grants as either equity or liabilities. Fair value for MMP award grants classified as equity is determined on the grant date of the award and this value is recognized as compensation expense ratably over the requisite service period, which is the vesting period of each unit award. Fair value for MMP equity awards is calculated as the closing price of MMP’s common units representing limited partner interests in it on the grant date reduced by the present value of expected per-unit distributions to be paid by MMP during the requisite service period. MMP unit award grants classified as liabilities are re-measured at fair value on the close of business at each reporting period end until settlement date. Compensation expense for MMP liability awards for each period is the re-measured value of the award grants times the percentage of the requisite service period completed less previously-recognized compensation expense. Compensation expense related to unit-based payments is included in operating and G&A expenses on our consolidated statements of income.

Certain MMP unit award grants include performance and other provisions, which can result in payouts to the recipients from zero up to 200% of the amount of the award. Additionally, certain MMP unit award grants are also subject to personal and other performance components which could increase or decrease the number of units to be paid out by 20%. Judgments and assumptions of the final award payouts are inherent in the accruals recorded for unit-based incentive compensation costs. The use of alternate judgments and assumptions could result in the recognition of different levels of unit-based incentive compensation costs in our financial statements.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental costs are probable and can be reasonably estimated. Environmental liabilities are recorded on an undiscounted basis except for those instances where the amounts and timing of the future payments are fixed or reliably determinable. MMP uses the risk-free interest rate to discount these liabilities. At December 31, 2008, expected payments on discounted liabilities were $0.3 million during each year in 2009, 2010 and 2011 and $0.2 million each year in 2012 and 2013 and $4.4 million for all periods thereafter. A reconciliation of our undiscounted environmental liabilities to amounts reported on our consolidated balance sheets is provided in the table below (in thousands). See Note 16—Commitments and Contingencies for a discussion of the changes in our environmental liabilities between December 31, 2007 and December 31, 2008.

	December 31,
	2007	2008
Aggregate undiscounted environmental liabilities	$63,165	$47,549
Amount of environmental liabilities discounted	(5,547)	(5,749)

Environmental liabilities as reported	$57,618	$41,800

Environmental liabilities are recorded independently of any potential claim for recovery. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account currently available facts, existing technologies and presently enacted laws and regulations. Accruals for environmental matters reflect prior remediation experience and include an estimate for costs such as fees paid to contractors and outside engineering, consulting and law firms. MMP maintains selective insurance coverage, which may cover all or portions of certain environmental expenditures. Receivables are recognized in cases where the realization of reimbursements of remediation costs is considered probable. MMP would sustain losses to the extent of amounts it has recognized as environmental receivables if the counterparties to these transactions become insolvent or are otherwise unable to perform their obligations.

Management has determined that certain costs would have been covered by the indemnifications of MMP by a former affiliate, which have been settled (see Note 16—Commitments and Contingencies). Management makes judgments on what would have been covered by these indemnifications. All costs charged to MMP’s income that would have been covered by these indemnifications are charged directly to MMP’s general partner in determining MMP’s allocation of net income (see Non-Controlling Owners’ Interests of Consolidated Subsidiaries in Note 20—Owners’ Equity.

The determination of the accrual amounts recorded for environmental liabilities include significant judgments and assumptions made by management. The use of alternate judgments and assumptions could result in the recognition of different levels of environmental remediation costs in our financial statements.

Income Taxes. We and MMP are partnerships for income tax purposes and therefore are not subject to federal income taxes or state income taxes. The tax on our and MMP’s net income is borne by our respective individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.

During 2006, the state of Texas passed a law that imposed a partnership-level tax on MMP beginning in 2007 based on the net revenues of MMP’s assets apportioned to the state of Texas. This tax is reflected as provision for income taxes in our results of operations for 2007 and 2008.

Allocation of Net Income. During 2006, 2007 and until December 2008, we allocated net income attributable to the controlling owners’ interest between our general partner and limited partners based on their respective ownership interests, with adjustments made for any charges specifically allocated to our general partner. We acquired our general partner in December 2008; therefore, all of our net income subsequent to that date is allocable to our limited partners. See Note 20—Owners’ Equity for a discussion of how net income is allocated to the non-controlling owners’ interests.

Net Income Per Unit. Basic net income per unit for each period is calculated each quarter by dividing the limited partners’ allocation of net income by the weighted-average number of limited partner units outstanding. Certain directors of our general partner have been awarded phantom units that carry distribution equivalent rights. These phantom units are

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

included in the weighted-average number of limited partner units outstanding. Diluted net income per unit for each period is the same calculation as basic net income per unit, except the weighted-average units outstanding include the dilutive effect, if any, of phantom unit grants associated with MMP’s long-term incentive plan.

Comprehensive Income. Comprehensive income is accounted for in accordance with SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is determined based on net income adjusted for changes in other comprehensive income (loss) from derivative hedging transactions, related amortization of realized gains/losses and adjustments to record affiliate pension and postretirement benefit obligation liabilities at the funded status of the present value of the benefit obligations. We have recorded total comprehensive income with our consolidated statements of partners’ capital as allowed under SFAS No. 130.

Accumulated other comprehensive loss including both controlling and noncontrolling interest was comprised of the following (in thousands):

	Derivative Gains (Losses)	Minimum Pension Liability	Pension and Postretirement Liabilities	Accumulated Other Comprehensive Loss
Balance, January 1, 2006	$(1,230)	$(343)	$—	$(1,573)
Amortization of loss on cash flow hedges	212	—	—	212
Net gain on cash flow hedges	236	—	—	236
Adjustment to additional minimum pension liability	—	343	—	343
Adjustment to recognize the funded status of our postretirement benefit plans	—	—	(9,305)	(9,305)

Balance, December 31, 2006	(782)	—	(9,305)	(10,087)
Net gain on cash flow hedges	5,018	—	—	5,018
Amortization of net gain on cash flow hedges	(419)	—	—	(419)
Pension settlement expense and amortization of prior service cost and net actuarial loss	—	—	1,833	1,833
Adjustment to recognize the funded status of our postretirement benefit plans	—	—	(939)	(939)

Balance, December 31, 2007	3,817	—	(8,411)	(4,594)
Amortization of net gain on cash flow hedges	(164)	—	—	(164)
Amortization of prior service credit and net actuarial loss	—	—	(88)	(88)
Adjustment to recognize the funded status of our postretirement benefit plans	—	—	(12,272)	(12,272)

Balance, December 31, 2008	$3,653	$—	$(20,771)	$(17,118)

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP expands the disclosure requirements for employer pension plans and other postretirement benefit plans to include factors that are pertinent to an understanding of investment policies and strategies. The additional disclosure requirements include: (i) for annual financial statements, the fair value of each major category of plan assets separately for pension and other postretirement plans, (ii) a narrative description of the basis used to determine the expected long-term rate of return on asset assumption, (iii) information to enable users of financial statements to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date, (iv) for fair value measurements using unobservable inputs, disclosure of the effect of the measurements on changes in plan assets for the period. This FSP is effective for fiscal years ending after December 15, 2009, with early application permitted. Provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Adoption of this FSP will not have a material impact on our financial position, results of operations or cash flows.

In September 2008, the FASB issued EITF No. 08-6 Equity Method Investment Accounting Considerations. This EITF requires entities to measure its equity method investments initially at cost in accordance with SFAS No. 141(R) Business Combinations. Further, the EITF clarified that entities should not separately test an investee’s underlying indefinite-lived intangible asset for impairment; however, they are required to recognize other-than-temporary impairments of an equity method investment in accordance with Accounting Principles Bulletin No. 18, The Equity Method of Accounting for Investments in Common Stock. In addition, entities are required to account for a share issuance by an equity method investee as if the investor had sold a proportionate share of its investment. Any gain or loss to the investor resulting from an investee’s share issuance is to be recognized in earnings. This EITF is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years and is to be applied prospectively. Earlier application by an entity that has previously adopted an alternative accounting policy is not permitted. Adoption of this EITF will not have a material impact on our financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP EITF Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This FSP clarified that unvested share-based payment awards that contain non-forfeitable rights to distributions or distribution equivalents, whether paid or unpaid, are participating securities as defined in SFAS No. 128, Earnings Per Share and are to be included in the computation of earnings per unit pursuant to the two-class method. This FSP is effective for financial statements issued after December 15, 2008 and interim periods within those years with prior period earnings per unit data retrospectively adjusted. Application of this FSP did not have a material impact on our financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with GAAP in the United States. The Statement will not change our current accounting practices.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. This FSP also expands the disclosures required for recognized intangible assets. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. Adoption of this FSP will not have a material impact on our results of operations, financial position or cash flows.

In March 2008, the FASB ratified EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. Under EITF No. 07-4, the excess of distributions over earnings and/or excess of earnings over distributions for each period are required to be allocated to the entities’ general partner based solely on the general partner’s ownership interest at the time. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Our adoption of this standard did not have a material impact on our income allocation methodology or our calculation of earnings per unit.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities established, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS No. 161 amends SFAS No. 133, requiring qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect that our adoption of this standard will have a material effect on our financial position, results of operations or cash flows.

In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. FSP No. 157-1 amends SFAS No. 157, Fair Value Measurements, to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141(R), Business Combinations, or SFAS No. 141 (revised 2007), Business Combinations, regardless of whether those assets and liabilities are related to leases. This FSP is effective with the initial adoption of SFAS No. 157, which we adopted on January 1, 2007. Adoption of this FSP did not have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This Statement requires, among other things, that entities; (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) recognize, with certain exceptions, pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) expense, as incurred, acquisition-related transaction costs; and (vi) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (as amended) are met as of the acquisition date. This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is prohibited. Our initial adoption of this Statement is not expected to have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements. This Statement requires, among other things, that: (i) the non-controlling interest be clearly identified and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; (iii) all changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently (as equity transactions); (iv) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment rather than the carrying amount of that retained investment; and (v) sufficient disclosures be made to clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We have retrospectively applied SFAS No. 160 to all of the periods presented in this report. This Statement had a significant impact on the presentation of our results of operations, as the non-controlling owners’ interest in income is no longer reported as a deduction in arriving at net income but instead is now reflected as income attributable to non-controlling owners’ interest. Additionally, components of our financial position were impacted as the non-controlling owners’ interests are now reported as a component of equity instead of being reported as a liability. This Statement did not impact our cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of mitigating volatility in reported earnings caused by measuring related assets and liabilities differently (without being required to apply complex hedge accounting provisions). We can make an election at the beginning of each fiscal year beginning after November 15, 2007 to adopt this Statement. We do not plan to adopt this Statement.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2007, the FASB issued Revised Statement 133 Implementation Issue No. G19, Cash Flow Hedges: Hedging Interest Rate Risk for the Forecasted Issuances of Fixed-Rate Debt Arising from a Rollover Strategy. This Implementation Issue clarified that in a cash flow hedge of a variable-rate financial asset or liability, the designated risk being hedged cannot be the risk of changes in its cash flows attributable to changes in the specifically identified benchmark rate if the cash flows of the hedged transaction are explicitly based on a different index. Our adoption of this Implementation Issue did not have a material impact on our financial position, results of operations or cash flows.

In January 2007, the FASB issued Statement 133 Implementation Issue No. G26, Cash Flow Hedges: Hedging Interest Cash Flows on Variable-Rate Assets and Liabilities That Are Not Based on a Benchmark Interest Rate. This Implementation Issue clarified, given the guidance in Implementation Issue No. G19, that an entity may hedge the variability in cash flows by designating the hedged risk as the risk of overall changes in cash flows. The effective date of this guidance for us was April 1, 2007. Our adoption of this Implementation Issue did not have a material impact on our financial position, results of operations or cash flows.

4. Consolidated Statements of Cash Flows

Changes in the components of operating assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Accounts receivable and other accounts receivable	$(23,390)	$25,404	$24,270
Inventory	(13,395)	(28,912)	72,728
Energy commodity derivative contracts, net of margin	—	—	(1,206)
Supply agreement deposit	1,000	5,000	(18,500)
Long-term receivables	32,277	(562)	411
Accounts payable	15,786	(11,472)	(253)
Accrued payroll and benefits	1,660	4,776	(1,739)
Accrued interest payable	(362)	(2,069)	7,880
Accrued taxes other than income	(348)	3,579	(894)
Accrued product purchases	28,326	(19,868)	(19,356)
Current and noncurrent environmental liabilities	(67)	406	(18,368)
Other current and noncurrent assets and liabilities	(6,116)	(16,371)	(12,806)

Total	$35,371	$(40,089)	$32,167

At December 31, 2006, in accordance with the additional minimum liability provisions of SFAS No. 87, Employers’ Accounting for Pensions and the transition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, we recorded an increase in affiliate payroll and benefits of $0.2 million, an increase in long-term affiliate pension and benefits of $8.8 million and an increase in accumulated other comprehensive loss of $9.0 million. At December 31, 2007 and 2008, we increased long-term affiliate pension and benefits liability by $0.9 million and $12.3 million, respectively, resulting in an increase in accumulated other comprehensive loss. These non-cash amounts are not reflected in the statements of cash flows.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Allocation of Net Income

The allocation of net income for purposes of both calculating earnings per unit and determining the capital balances of the general partner and the limited partners is as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Net income	$182,798	$230,754	$330,103
Portion of net income applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	5,886	—	—

Portion of net income applicable to partners’ interest for the period after initial public offering	176,912	230,754	330,103
Net income applicable to non-controlling owner’s interest	148,292	175,356	244,430

Net income applicable to limited partners and general partner	28,620	55,398	85,673
Direct charges to general partner:
Reimbursable G&A costs (a)	4,454	6,191	2,072

Income before direct charges to general partner	33,074	61,589	87,745
General partner’s share of distributions (b)	0.0141%	0.0141%	0.0130%

General partner’s allocated share of income before direct charges	5	9	12
Direct charges to general partner	4,454	6,191	2,072

Net loss allocated to general partner	$(4,449)	$(6,182)	$(2,060)

Portion of net income applicable to partners’ interest for the period after initial public offering	$28,620	$55,398	$85,673
Less: net loss allocated to general partner	(4,449)	(6,182)	(2,060)

Net income allocated to limited partners	$33,069	$61,580	$87,733

(a)	A former executive officer of MMP GP had an investment in MGG MH, which until December 2008 indirectly owned a portion of MMP GP. This former executive officer left the company during the fourth quarter of 2006 and we were allocated $3.0 million of G&A compensation expense associated with certain distribution payments made by MGG MH to this individual. Reimbursable G&A costs for 2007 and 2008 included $2.1 million and $0.4 million, respectively, of non-cash expenses related to payments by MGG MH to one of MMP’s current executive officers. Because the limited partners did not share in these costs, they were allocated to MGG GP.
(b)	In December 2008, we acquired our general partner from MGG MH. Our general partner now owns a non-economic general partner interest in us. Subsequent to that transaction, our general partner has not been allocated a portion of our net income.

Charges in excess of the G&A expense cap represent G&A expenses charged against our income during each respective period for which we either have been or will be reimbursed under the terms of a reimbursement agreement with our general partner. Consequently, these amounts have been charged directly against our general partner’s allocation of net income. We record these reimbursements by our general partner as a capital contribution.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Inventory

Inventory at December 31, 2007 and 2008 was as follows (in thousands):

	December 31,
	2007	2008
Refined petroleum products	$65,215	$20,917
Transmix	32,824	13,099
Natural gas liquids	16,233	7,534
Additives	5,812	6,184
Other	378	—

Total inventory	$120,462	$47,734

During 2008 MMP recorded a $19.7 million lower-of-average-cost-or-market adjustment to its transmix inventory associated with its pipeline product overages and shortages. This adjustment was included in operating expenses on MMP’s consolidated statements of income. In addition, during 2008, MMP recorded lower-of-average-cost-or-market adjustments of $6.4 million and $3.0 million to its refined petroleum products inventory and transmix inventory, respectively, associated with its petroleum products blending and fractionation activities. These adjustments were recorded as a component of product purchases on MMP’s consolidated statements of income.

The decrease in refined petroleum products inventory from 2007 to 2008 was primarily attributable to the sale of inventory in connection with the assignment of a product supply agreement to a third-party entity effective March 1, 2008, as well as a significant decrease in the prices of products that comprise MMP’s inventory during 2008.

7. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,		Estimated Depreciable Lives
	2007	2008
Construction work-in-progress	$112,891	$120,521
Land and rights-of-way	56,769	58,901
Carrier property	1,403,461	1,467,289	6 – 59 years
Buildings	15,548	20,129	20 – 53 years
Storage tanks	427,259	515,706	20 – 40 years
Pipeline and station equipment	225,880	230,517	3 – 59 years
Processing equipment	301,134	405,431	3 – 56 years
Other	59,293	72,178	3 – 48 years

Total	$2,602,235	$2,890,672

Carrier property is defined as pipeline assets regulated by the FERC. Other includes interest capitalized at December 31, 2007 and 2008 of $22.5 million and $25.4 million, respectively. Depreciation expense for the years ended December 31, 2006, 2007 and 2008 was $74.6 million, $77.6 million and $85.0 million, respectively.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Major Customers and Concentration of Risks

Major Customers. The percentage of revenue derived by customers that accounted for 10% or more of MMP’s consolidated total revenues is provided in the table below. No other customer accounted for more than 10% of MMP’s consolidated total revenue for 2006, 2007 or 2008. The majority of the revenues from Customers A, B and C resulted from sales to those customers of refined petroleum products that MMP generated in connection with its petroleum products blending and fractionation activities. Because the products sold are common commodities, primarily gasoline and diesel fuel, we believe that the loss of Customer A, B or C would not have a material adverse effect on MMP or us. In general, accounts receivable from these customers are due within 3 days of sale. Prior to August 2006, Customer E purchased petroleum products from MMP pursuant to a third-party supply agreement. In August 2006, Customer E assigned its rights under this supply agreement to Customer D. In March 2008, MMP assigned its obligations under this supply agreement to a third party (see Note 21—Assignment of Supply Agreement).

	Year Ended December 31,
	2006	2007	2008
Customer A	2%	2%	12%
Customer B	1%	1%	12%
Customer C	11%	13%	8%
Customer D	18%	33%	2%
Customer E	29%	0%	0%

Total	61%	49%	34%

Concentration of Risks. MMP transports, stores and distributes petroleum products for refiners, marketers, traders and end-users of those products. The major concentration of MMP’s petroleum products pipeline system’s revenues is derived from activities conducted in the central United States. Transportation and storage revenues are generally secured by warehouseman’s liens. MMP periodically evaluates the financial condition and creditworthiness of its customers and requires additional security as it deems necessary.

The employees assigned to conduct MMP’s operations are employees of MGG GP. As of December 31, 2008, MGG GP employed 1,204 employees.

At December 31, 2008, the labor force of 577 employees assigned to MMP’s petroleum products pipeline system was concentrated in the central United States. Approximately 37% of these employees were represented by the United Steel Workers Union (“USW”). MGG GP’s collective bargaining agreement with the USW was ratified by the union members in February 2009. This agreement expires January 31, 2012. The labor force of 296 employees assigned to MMP’s petroleum products terminals operations at December 31, 2008 is primarily concentrated in the southeastern and Gulf Coast regions of the United States. Approximately 10% of these employees were represented by the International Union of Operating Engineers (“IUOE”) and covered by a collective bargaining agreement that expires in October 2010. On July 1, 2008, MMP assumed operations of its ammonia pipeline from a third-party pipeline company. At December 31, 2008, the labor force of 19 employees assigned to MMP’s ammonia pipeline system was concentrated in the central United States and none of these employees were covered by a collective bargaining agreement.

9. Employee Benefit Plans

MGG GP sponsor two union pension plans for certain employees (“USW plan” and “IUOE plan”) and a pension plan for certain non-union employees (“Salaried plan”), a postretirement benefit plan for selected employees and a defined contribution plan. MMP is required to reimburse MGG GP for all costs for its obligations associated with the pension plans, postretirement plan and defined contribution plan for qualifying individuals assigned to MMP’s operations.

In December 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Upon adoption of SFAS No. 158, we recognized the funded status of the present value of our affiliate benefit obligations of MGG GP’s pension plans and its postretirement medical and life benefit plan. The effect of adopting SFAS No. 158 on amounts reported in our consolidated balance sheets is described in Note 4—Consolidated Statements of Cash Flows.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The annual measurement date of the aforementioned plans is December 31. The following table presents the changes in benefit obligations and plan assets for pension benefits and other postretirement benefits for the years ended December 31, 2007 and 2008 (in thousands):

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Change in benefit obligation:
Affiliate benefit obligation at beginning of year	$43,849	$42,117	$15,004	$17,069
Service cost	5,765	5,473	533	435
Interest cost	2,539	2,698	1,026	1,029
Plan participants’ contributions	—	—	61	108
Actuarial (gain) loss	(837)	2,709	661	1,133
Benefits paid	(951)	(1,799)	(216)	(617)
Pension settlement	(8,248)	—	—	—

Benefit obligation at end of year	42,117	51,198	17,069	19,157
Change in plan assets:
Fair value of plan assets at beginning of year	29,416	36,599	—	—
Employer contributions	15,000	9,143	155	509
Plan participants’ contributions	—	—	61	108
Actual return on plan assets	1,382	(5,730)	—	—
Benefits paid	(951)	(1,799)	(216)	(617)
Pension settlement	(8,248)	—	—	—

Fair value of plan assets at end of year	36,599	38,213	—	—

Funded status at end of year	$(5,518)	$(12,985)	$(17,069)	$(19,157)

Accumulated benefit obligation	$31,139	$38,447

The amounts included in pension benefits in the previous table combine the union pension plans with the Salaried pension plan. At December 31, 2007, the fair value of the USW and Salaried pension plans’ assets exceeded their respective accumulated benefit obligations and the fair value of the IUOE plan assets was equal to its accumulated benefit obligation. At December 31, 2008, the fair value of the USW plan’s assets exceeded the fair value of the accumulated benefit obligation by $1.8 million and the fair value of the Salaried and IUOE plans’ assets combined were $2.0 million less than the fair value of their accumulated benefit obligation.

Amounts recognized in our consolidated balance sheets were as follows (in thousands):

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Amounts recognized in consolidated balance sheet:
Current accrued benefit cost	$—	$—	$(217)	$(355)
Long-term accrued benefit cost	(5,518)	(12,985)	(16,852)	(18,802)

	(5,518)	(12,985)	(17,069)	(19,157)
Accumulated other comprehensive income:
Net actuarial loss	4,980	15,970	5,384	6,209
Prior service cost (credit)	1,876	1,569	(3,829)	(2,977)

Net amount recognized in consolidated balance sheet	$1,338	$4,554	$(15,514)	$(15,925)

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net pension and other postretirement benefit expense for the years ended December 31, 2006, 2007 and 2008 consisted of the following (in thousands):

	Pension Benefits			Other Postretirement Benefits
	2006	2007	2008	2006	2007	2008
Components of net periodic pension and postretirement benefit expense:
Service cost	$5,587	$5,765	$5,473	$469	$533	$435
Interest cost	2,206	2,539	2,698	834	1,026	1,029
Expected return on plan assets	(1,906)	(2,497)	(2,702)	—	—	—
Amortization of prior service cost (credit)	307	308	307	(851)	(851)	(852)
Amortization of actuarial loss	538	414	150	675	688	307
Pension settlement expense (a)	—	1,274	—	—	—	—

Net periodic expense	$6,732	$7,803	$5,926	$1,127	$1,396	$919

(a)	26 participants took a lump sum distribution from the USW plan in 2007, resulting in a pension settlement expense of $1.3 million.

Expenses related to the defined contribution plan were $4.1 million, $4.6 million and $5.0 million in 2006, 2007 and 2008, respectively.

The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $1.3 million and $0.3 million, respectively. The estimated net loss and prior service credit for the other defined benefit postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $0.5 million and $(0.9) million, respectively.

The weighted-average rate assumptions used to determine benefit obligations as of December 31, 2007 and 2008 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Discount rate—Salaried plan	6.50%	6.00%	N/A	N/A
Discount rate—USW plan	6.50%	6.25%	N/A	N/A
Discount rate—IUOE plan	6.50%	5.75%	N/A	N/A
Discount rate—Other Postretirement Benefits	N/A	N/A	6.50%	5.75%
Rate of compensation increase – Salaried plan	5.00%	5.00%	N/A	N/A
Rate of compensation increase – USW plan	4.50%	4.50%	N/A	N/A
Rate of compensation increase – IUOE plan	5.00%	5.00%	N/A	N/A

The weighted-average rate assumptions used to determine net pension and other postretirement benefit expense for the years ended December 31, 2006, 2007 and 2008 were as follows:

	Pension Benefits			Other Postretirement Benefits
	2006	2007	2008	2006	2007	2008
Discount rate	5.50%	5.75%	6.50%	5.50%	6.00%	6.50%
Expected rate of return on plan assets	7.00%	7.00%	7.00%	N/A	N/A	N/A
Rate of compensation increase – Salaried plan	5.00%	5.00%	5.00%	N/A	N/A	N/A
Rate of compensation increase – USW plan	4.50%	4.50%	4.50%	N/A	N/A	N/A
Rate of compensation increase – IUOE plan	N/A	5.00%	5.00%	N/A	N/A	N/A

The non-pension postretirement benefit plans provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for these plans anticipates future cost sharing that is consistent with our expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The annual assumed rate of increase in the health care cost trend rate for 2009 is 7.5% decreasing systematically to 4.5% by 2018 for pre-65 year-old participants and 9.0% decreasing systematically to 5.3% by 2018 for post-65 year-old participants. The health care cost trend rate assumption has a significant effect on the amounts reported. As of December 31, 2008, a 1.0% change in assumed health care cost trend rates would have the following effect (in thousands):

	1% Increase	1% Decrease
Change in total of service and interest cost components	$299	$139
Change in postretirement benefit obligation	$2,827	$2,638

The expected long-term rate of return on plan assets was determined by combining a review of projected returns, historical returns of portfolios with assets similar to the current portfolios of the union and non-union pension plans and target weightings of each asset classification. Our investment objective for the assets within the pension plans is to earn a return which exceeds the growth of our obligations that result from interest and changes in the discount rate, while avoiding excessive risk. Defined diversification goals are set in order to reduce the risk of wide swings in the market value from year to year, or of incurring large losses that may result from concentrated positions. We evaluate risks based on the potential impact on the predictability of contribution requirements, probability of under-funding, expected risk-adjusted returns and investment return volatility. Funds are invested with multiple investment managers. Our target allocation and actual weighted-average asset allocation percentages at December 31, 2007 and 2008 were as follows:

	2007		2008
	Actual (a)	Target	Actual (a)	Target
Equity securities	55%	63%	30%	40%
Debt securities	29%	36%	59%	59%
Other	16%	1%	11%	1%

(a)	We made cash contributions of $15.0 million and $9.1 million to the pension plans in the 2007 and 2008 fiscal years, respectively. Amounts contributed in 2007 and 2008 in excess of benefit payments made were to be invested in debt and equity securities over a twelve-month period, with the amounts that remained uninvested as of December 31, 2007 and 2008 scheduled for investment in accordance with the target. Excluding these uninvested cash amounts, our actual allocation percentages at December 31, 2007 would have been 66% equity securities and 34% debt securities and at December 31, 2008, would have been 33% equity securities and 67% debt securities. In 2009, these uninvested cash amounts will be invested to bring the total asset allocation in line with the target allocation.

As of December 31, 2008, the benefit amounts expected to be paid through December 31, 2018 were as follows (in thousands):

	Pension Benefits	Other Postretirement Benefits
2009	$1,922	$355
2010	2,084	439
2011	2,252	533
2012	2,390	629
2013	2,400	714
2014 through 2018	15,884	4,747

MMP expects to reimburse us $7.2 million and $0.4 million in 2009 to reimburse MGG GP for contributions MGG GP expects to make to its pension and postretirement benefit plans, respectively.

10. Related Party Transactions

Affiliate Entity Transactions

MMP owns a 50% interest in a crude oil pipeline company and is paid a management fee for its operation. During each of 2006, 2007 and 2008, MMP received operating fees from this company of $0.7 million, which was reported as affiliate management fee revenue.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes affiliate costs and expenses that are reflected in the accompanying consolidated statements of income (in thousands):

	Year Ended December 31,
	2006	2007	2008
MGG GP—allocated operating expenses	$73,920	$81,184	$84,460
MGG GP—allocated G&A expenses	41,368	46,195	44,482
MGG MH—allocated G&A expenses	3,000	2,149	440

Under a service agreement between us, MGG GP and MMP, we and MMP reimburse MGG GP for the costs of employees necessary to conduct our respective operations and administrative functions. Our current payroll and benefits accruals associated with this agreement at December 31, 2007 and 2008 were $23.6 million and $21.9 million, respectively, and our long-term pension and benefits accrual at December 31, 2007 and 2008 was $22.4 million and $31.8 million, respectively. We and MMP settle our respective payroll, payroll-related expenses and non-pension postretirement benefit costs with MGG GP on a monthly basis. MMP funds its long-term affiliate pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

We have historically reimbursed MMP for G&A expenses, excluding equity-based compensation, in excess of a G&A cap. The amount of G&A costs required to be reimbursed to MMP was $1.7 million, $4.1 million and $1.6 million in 2006, 2007 and 2008, respectively. MGG MH reimbursed us for the same amounts we reimburse to MMP for these excess G&A expenses. We recorded these reimbursements as a capital contribution from our general partner. We will not make reimbursements to MMP for excess G&A costs beyond 2008.

A former executive officer of MMP GP had an investment in MGG MH, an affiliate that, until December 2008, indirectly owned a portion of our general partner. This former executive officer left the company during the fourth quarter of 2006 and we were allocated $3.0 million of non-cash G&A compensation expense associated with certain distribution payments made by MGG MH to this individual, with a corresponding increase in partners’ capital. During 2007 and 2008, we were allocated $2.1 million and $0.4 million, respectively, of non-cash G&A compensation expense, with a corresponding increase in partners’ capital, for payments made by MGG MH to one of MMP’s current executive officers.

Other Related Party Transactions

Until December 2008, we were partially owned by MGG MH, which at that time was partially owned by an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“CRF”). During 2006 and the period of January 1 through January 30, 2007, one or more of the members of MMP GP’s and our general partner’s eight-member boards of directors were representatives of CRF. At that time, CRF was part of an investment group that purchased Knight, Inc. (formerly known as Kinder Morgan, Inc.). To alleviate competitive concerns the Federal Trade Commission (“FTC”) raised regarding this transaction, CRF agreed with the FTC to permanently remove their representatives from our general partner’s board of directors and MMP GP’s board of directors and all of the representatives of CRF voluntarily resigned from the board of directors of our general partner and MMP GP by January 30, 2007.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2006 and the period January 1 through January 30, 2007, CRF had total combined general and limited partner interests in SemGroup, L.P. (“SemGroup”) of approximately 30%. During the aforementioned time periods, one of the members of the seven-member board of directors of SemGroup’s general partner was a representative of CRF, with three votes on that board. MMP was a party to a number of arms-length transactions with SemGroup and its affiliates, which we and MMP had historically disclosed as related party transactions. For accounting purposes, we and MMP have not classified SemGroup as a related party since the voluntary resignation of the CRF representatives from our respective general partner’s board of directors as of January 30, 2007. A summary of MMP’s transactions with SemGroup during 2006 and the period of January 1 through January 30, 2007 is provided in the following table (in millions):

	Year Ended December 31, 2006	January 1, 2007 through January 30, 2007
Product sales revenues	$177.1	$20.5
Product purchases	$63.2	$14.5
Terminalling and other services revenues	$4.4	$0.3
Storage tank lease revenues	$3.4	$0.4
Storage tank lease expense	$1.0	$0.1

In addition to the above, MMP provided common carrier transportation services to SemGroup.

One of MMP GP’s former independent board members, John P. DesBarres, served as a board member for American Electric Power Company, Inc. (“AEP”) of Columbus, Ohio until December 2008. Mr. DesBarres passed away on December 29, 2008. For the years ended December 31, 2006, 2007 and 2008, MMP’s operating expenses included $2.9 million, $2.7 million and $2.8 million, respectively, of power costs incurred with Public Service Company of Oklahoma (“PSO”), which is a subsidiary of AEP. We and MMP had no amounts payable to or receivable from PSO or AEP at December 31, 2007 or December 29, 2008.

Because MMP’s distributions have exceeded target levels as specified in its partnership agreement, MMP GP receives approximately 50%, including its approximate 2% general partner interest, of any incremental cash distributed per MMP limited partner unit. Since we own MMP GP, we benefit from these distributions. In 2006, 2007 and 2008, distributions paid to MMP GP based on its general partner interest and incentive distribution rights totaled $56.3 million, $70.3 million and $85.6 million, respectively. Until December 3, 2008, the executive officers of our general partner collectively owned a direct interest in MGG MH of approximately 4% and MGG MH owned our general partner. The executive officers of our general partner, through their ownership in MGG MH, indirectly benefited from MMP’s distributions and directly benefited from our distributions.

During February 2006, we sold 35% of our limited partner units in an initial public offering. In connection with the closing of this offering, MMP’s partnership agreement was amended to remove the requirement for MMP GP to maintain its 2% interest in any future offering of MMP limited partner units. In addition, MMP’s partnership agreement was amended to restore the incentive distribution rights to the same level as before an amendment was made in connection with MMP’s October 2004 pipeline system acquisition, which reduced the incentive distributions paid to MMP GP by $9.3 million over a three-year period beginning in 2004. In return, we made a capital contribution to MMP on February 9, 2006 equal to the present value of the remaining reductions in incentive distributions, or $4.2 million.

In January 2008, MMP issued 197,433 limited partner units primarily to settle the 2005 unit award grants to certain employees, which vested on December 31, 2007. MMP GP did not make an equity contribution associated with this equity issuance and as a result its general partner ownership interest in MMP changed from 1.995% to 1.989%.

In January 2009, MMP issued 210,149 limited partner units primarily to settle the 2007 unit award grants to certain employees, which vested on December 31, 2008. MMP GP did not make an equity contribution associated with this equity issuance and a result, its general partner ownership in MMP changed from 1.989% to 1.983%. See Note 22—Subsequent Events for further discussion of this matter.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Debt

Consolidated debt at December 31, 2007 and 2008 was as follows (in thousands):

	December 31,
	2007	2008
Revolving credit facility	$163,500	$70,000
6.45% Notes due 2014	249,634	249,681
5.65% Notes due 2016	252,494	253,328
6.40% Notes due 2018	—	261,555
6.40% Notes due 2037	248,908	248,921

Total debt	$914,536	$1,083,485

Magellan Midstream Holdings, L.P. Debt:

During both 2007 and 2008, we had a $5.0 million revolving credit facility with MGG MH as the lender. There were no borrowings under these facilities at any time during 2007 or 2008. The current facility matured on December 31, 2008, and the maturity date was extended through March 31, 2009, with the same terms. The current facility is available exclusively to fund our working capital borrowings. Borrowings, if any, under the facility bear interest at LIBOR plus 2.0%, and we pay a commitment fee to MGG MH on the unused portion of the working capital facility of 0.3%. Any borrowings that would be made under this facility would be non-recourse to our general partner.

MMP Debt:

The face value of MMP’s debt outstanding as of December 31, 2008 was $1,070.0 million. The difference between the face value and carrying value of MMP’s debt outstanding was amounts recognized for discounts incurred on debt issuances and the unamortized portion of gains recognized on derivative financial instruments which had qualified as fair value hedges of MMP’s long-term debt until the hedges were terminated or hedge accounting treatment was discontinued. At December 31, 2008, maturities of MMP’s debt were as follows: $0 in 2009, 2010 and 2011; $70.0 million in 2012; $0 in 2013; and $1.0 billion thereafter. MMP’s debt is non-recourse to its general partner and to us.

Revolving Credit Facility. In September 2007, MMP amended and restated its revolving credit facility to increase the borrowing capacity from $400.0 million to $550.0 million. In addition, the maturity date of the revolving credit facility was extended from May 2011 to September 2012. MMP incurred $0.2 million of legal and other costs associated with this amendment. Borrowings under the facility remain unsecured and incur interest at LIBOR plus a spread that ranges from 0.3% to 0.8% based on MMP’s credit ratings and amounts outstanding under the facility. Borrowings under this facility are used primarily for general purposes, including capital expenditures. As of December 31, 2008, $70.0 million was outstanding under this facility and $3.9 million was obligated for letters of credit. Amounts obligated for letters of credit are not reflected as debt on our consolidated balance sheets. The weighted-average interest rate on borrowings outstanding under the facility at December 31, 2007 and 2008 was 5.4% and 4.8%, respectively. Additionally, a commitment fee is assessed at a rate of 0.05% to 0.125%, depending on MMP’s credit rating. Borrowings outstanding under this facility as of July 14, 2008 of $212.0 million were repaid with the net proceeds from MMP’s debt offering of 10-year senior notes completed in July 2008 (see 6.40% Notes due 2018 below).

6.45% Notes due 2014. In May 2004, MMP sold $250.0 million aggregate principal of 6.45% notes due 2014 in an underwritten public offering. The notes were issued for the discounted price of 99.8%, or $249.5 million, and the discount is being accreted over the life of the notes. Including the impact of amortizing the gains realized on the hedges associated with these notes (see Note 12—Derivative Financial Instruments), the effective interest rate of these notes is 6.3%.

5.65% Notes due 2016. In October 2004, MMP issued $250.0 million of 5.65% senior notes due 2016 in an underwritten public offering. The notes were issued for the discounted price of 99.9%, or $249.7 million, and the discount is being accreted over the life of the notes. MMP used an interest rate swap to effectively convert $100.0 million of these notes to floating-rate debt until May 2008 (see Note 12—Derivative Financial Instruments). Including the amortization of the $3.8 million gain realized from terminating that interest rate swap and the amortization of losses realized on pre-issuance hedges associated with these notes, the weighted-average interest

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rate of these notes at December 31, 2007 and 2008 was 5.5% and 5.7%, respectively. The outstanding principal amount of the notes was increased by $2.7 million at December 31, 2007 for the fair value of the associated swap-to-floating derivative instrument and by $3.5 million at December 31, 2008 for the unamortized portion of the gain recognized upon termination of that swap.

6.40% Notes due 2018. In July 2008, MMP issued $250.0 million of 6.40% notes due 2018 in an underwritten public offering. Net proceeds from the offering, after underwriter discounts of $1.6 million and offering costs of $0.4 million, were $248.0 million. The net proceeds were used to repay the $212.0 million of borrowings outstanding under MMP’s revolving credit facility at that time, and the balance was used for general purposes. In connection with this offering, MMP entered into $100.0 million of interest rate swap agreements to hedge against changes in the fair value of a portion of these notes, effectively converting $100.0 million of these notes to floating-rate debt (see Note 12—Derivative Financial Instruments). These agreements originally expired on July 15, 2018, the maturity date of the 6.40% notes; however, in December 2008 MMP terminated $50.0 million of these agreements and discontinued hedge accounting on the remaining $50.0 million, resulting in it recognizing gains of $11.7 million. The outstanding principal amount of the notes was increased by $11.7 million at December 31, 2008 for the unamortized portion of those gains. Including the amortization of those gains, the weighted-average interest rate of these notes at December 31, 2008 was 5.9%.

6.40% Notes due 2037. In April 2007, MMP issued $250.0 million of 6.40% notes due 2037 in an underwritten public offering. The notes were issued for the discounted price of 99.6%, or $248.9 million, and the discount is being accreted over the life of the notes. Net proceeds from the offering, after underwriter discounts of $2.2 million and offering costs of $0.3 million, were $246.4 million. The net proceeds were used to repay a portion of other notes that were outstanding at that time. Including the impact of amortizing the gains realized on the interest hedges associated with these notes (see Note 12—Derivative Financial Instruments), the effective interest rate of these notes is 6.3%.

The revolving credit facility described above requires MMP to maintain a specified ratio of consolidated debt to EBITDA of no greater than 4.75 to 1.00. In addition, the revolving credit facility and the indentures under which MMP’s public notes were issued contain covenants that limit MMP’s ability to, among other things, incur indebtedness secured by certain liens or encumber its assets, engage in certain sale-leaseback transactions, and consolidate, merge or dispose of all or substantially all of its assets. MMP was in compliance with these covenants as of December 31, 2008.

The revolving credit facility and notes described above are senior indebtedness.

During the years ending December 31, 2006, 2007 and 2008, total cash payments for interest on all indebtedness, including the impact of related interest rate swap agreements, net of amounts capitalized, were $57.2 million, $59.2 million and $49.3 million, respectively.

12. Derivative Financial Instruments

Commodity Derivatives

MMP’s petroleum products blending activities generate gasoline products and MMP can estimate the timing and quantities of sales of these products. MMP uses forward sales agreements to lock in forward sales prices and most of the gross margins realized from its blending activities. MMP accounts for these forward sales agreements as normal sales.

In addition to forward sales agreements, MMP uses NYMEX contracts to lock in forward sales prices. Although these NYMEX agreements represent an economic hedge against price changes on the petroleum products MMP expects to sell in the future, they do not qualify as normal purchases or for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended); therefore, MMP recognizes the change in fair value of these agreements currently in earnings. During 2008, MMP closed its positions on NYMEX contracts associated with the sale of 0.5 million barrels of gasoline, and recognized total gains of $30.7 million as product sales revenues. At December 31, 2008, the fair value of MMP’s open NYMEX contracts, representing 0.6 million barrels of petroleum product, was a gain of $20.2 million, which we and MMP recognized as energy commodity derivative contracts on our consolidated balance sheet. These open NYMEX contracts mature between January 2009 and April 2009. At December 31, 2008, MMP had received $19.0 million in margin cash from these agreements, which we and MMP recorded as energy commodity derivatives deposit on our consolidated balance sheets.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Derivatives

MMP uses interest rate derivatives to help manage interest rate risk. As of December 31, 2008, MMP had two offsetting interest rate swap agreements outstanding:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement (“Derivative A”) to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. Derivative A effectively converted $50.0 million of those notes from a 6.40% fixed rate to a floating rate of six-month LIBOR plus 1.83% and terminates in July 2018. MMP originally accounted for Derivative A as a fair value hedge. On December 8, 2008, in order to capture the economic value of Derivative A at that time, we entered into an offsetting derivative as described below, and MMP discontinued hedge accounting on Derivative A. The $5.4 million fair value of Derivative A at that time was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes due 2018. The fair value of Derivative A as of December 31, 2008 was $7.5 million, of which $0.3 million was recorded to other current assets and $7.2 million was recorded to noncurrent assets on our consolidated balance sheet. The change in fair value of Derivative A from the date MMP discontinued hedge accounting, until December 31, 2008, was a gain of $1.9 million, which was recorded to other (income) expense on our consolidated statement of income.

•

In December 2008, concurrent with the discontinuance of hedge accounting treatment of Derivative A, MMP entered into an offsetting $50.0 million interest rate swap agreement with a different financial institution pursuant to which MMP pays a fixed rate of 6.40% and receives a floating rate of six-month LIBOR plus 3.23%. This agreement terminates in July 2018. MMP entered into this agreement to offset changes in the fair value of Derivative A, excluding changes due to changes in counterparty credit risks. This agreement was not designated as a hedge for accounting purposes. The fair value of this agreement at December 31, 2008 was $(1.8) million, which was recorded to other deferred liabilities on our consolidated balance sheet and other (income) expense on our consolidated statement of income.

The following financial instruments designated as hedges were settled during 2008:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $50.0 million of MMP’s 6.40% fixed-rate notes to floating-rate debt. In December 2008, MMP terminated and settled this interest rate swap agreement and received $6.3 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes.

•

In October 2004, MMP entered into an interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of senior notes due 2016. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $100.0 million of MMP’s 5.65% fixed-rate senior notes to floating-rate debt. In May 2008, MMP terminated and settled this interest rate swap agreement and received $3.8 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the notes.

•

In January 2008, MMP entered into a total of $200.0 million of forward-starting interest rate swap agreements to hedge against the variability of future interest payments on debt that MMP anticipated issuing no later than June 2008. Proceeds of the anticipated debt issuance were expected to be used to refinance borrowings on MMP’s revolving credit facility. In April 2008, MMP terminated and settled these interest rate swap agreements and received $0.2 million, which was recorded to other income on our consolidated statement of income.

The following financial instruments designated as hedges were settled during 2007:

•

In September and November 2006, MMP entered into forward starting interest rate swap agreements to hedge against the variability of future interest payments on $250.0 million of debt MMP issued in April 2007. MMP accounted for these agreements as cash flow hedges. As of December 31, 2006, MMP had recorded a $0.2 million gain associated with these agreements to other comprehensive income. These agreements were terminated and settled in April 2007, in conjunction with MMP’s public offering of $250.0 million of notes. MMP received $5.5 million from the settlement of these agreements, of which a gain of $5.0 million was recorded to other comprehensive income that, along with $0.2 million gain recognized in

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2006, MMP is amortizing against interest expense over the life of the notes, $0.2 million was recorded as an adjustment to other current assets and $0.3 million was considered ineffective and recorded as other income on our consolidated statement of income.

•

During May 2004, MMP entered into certain interest rate swap agreements with notional amounts of $250.0 million to hedge against changes in the fair value of a portion of its pipeline notes. MMP terminated these agreements in May 2007 in conjunction with the repayment of these notes, resulting in payments totaling $1.1 million to the hedge counterparties, of which $0.9 million was recorded to other expense and $0.2 million was recorded as a reduction of accrued interest.

The following is a summary of the current impact of our and MMP’s historical derivative activity on accumulated other comprehensive income (“AOCI”) for the years ended December 31, 2007 and 2008 (in thousands):

		Effective Portion of Gains
		2007		2008
Hedge	Total Gain (Loss) Realized on Settlement of Hedge	Unamortized Amount Recognized in AOCI	Amount Reclassified to Earnings from AOCI	Unamortized Amount Recognized in AOCI	Amount Reclassified to Earnings from AOCI
Cash flow hedges (date executed):
Interest rate swaps 6.40% Notes (April 2007)	$5,255	$5,132	$(123)	$4,957	$(175)
Interest rate swaps 5.65% Notes (October 2004)	(6,279)	(4,600)	524	(4,077)	523
Interest rate swaps and treasury lock 6.45% Notes (May 2004)	5,119	3,285	(512)	2,773	(512)
Interest rate hedge pipeline notes (October 2002)	(995)	—	(308)	—	—

Total cash flow hedges		$3,817	$(419)	$3,653	$(164)

There was no ineffectiveness recognized on the financial instruments disclosed in the above tables during the years ended December 31, 2007 and 2008.

13. Leases

Leases—Lessee. We and MMP lease land, office buildings, tanks and terminal equipment at various locations to conduct our respective business operations. Several of the agreements provide for negotiated renewal options and cancellation penalties, some of which include the requirement to remove MMP’s pipeline from the property for non-performance. Management expects that in the normal course of business, expiring leases will generally be renewed. Leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under SFAS No. 13, Accounting for Leases. Rent expense is recognized on a straight-line basis over the life of the lease. Total rent expense was $6.3 million, $4.6 million and $4.6 million for the years ended December 31, 2006, 2007 and 2008, respectively. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2008, were as follows (in thousands):

2009	$3,393
2010	3,379
2011	3,167
2012	2,427
2013	1,476
Thereafter	8,121

Total	$21,963

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases—Lessor. MMP has entered into capacity and storage leases with remaining terms from one to 10 years that are accounted for as operating-type leases. All of the agreements provide for negotiated extensions. Future minimum lease payments receivable under operating-type leasing arrangements as of December 31, 2008, were as follows (in thousands):

2009	$115,465
2010	96,147
2011	77,969
2012	58,667
2013	33,500
Thereafter	58,764

Total	$440,512

In December 2001, MMP purchased an 8.5-mile natural gas liquids pipeline in northeastern Illinois from Aux Sable Liquid Products L.P. (“Aux Sable”) for $8.9 million. MMP then entered into a long-term lease arrangement under which Aux Sable is the sole lessee of these assets. MMP has accounted for this transaction as a direct financing lease. The lease expires in December 2016 and has a purchase option after the first year. Aux Sable has the right to re-acquire the pipeline at the end of the lease for a de minimis amount. Future minimum lease payments receivable under this direct-financing leasing arrangement as of December 31, 2008, were $1.3 million each year in 2009, 2010, 2011, 2012 and 2013 and $3.7 million cumulatively for all periods after 2013. The net investment under direct financing lease arrangements as of December 31, 2007 and 2008 was as follows (in thousands):

	December 31,
	2007	2008
Total minimum lease payments receivable	$11,514	$10,234
Less: Unearned income	4,192	3,393

Recorded net investment in direct financing leases	$7,322	$6,841

The net investment in this direct financing lease was classified in the consolidated balance sheets as follows (in thousands):

	December 31,
	2007	2008
Classification of direct financing leases:
Current accounts receivable	$563	$622
Noncurrent accounts receivable	6,759	6,219

Total	$7,322	$6,841

14. Long-Term Incentive Plan

Plan Description

Our general partner approved a long-term incentive plan for independent directors of our general partner and employees that perform services for us and our general partner. The long-term incentive plan primarily consists of phantom units. Our general partner’s board of directors administers the long-term incentive plan. The long-term incentive plan permits the grant of awards covering an aggregate of 150,000 of our limited partner units. The units available under the long-term incentive plan at December 31, 2008 total 127,411.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MMP also has a long-term incentive plan (“LTIP”) for certain of MGG GP employees who perform services for MMP and for directors of its general partner. The LTIP primarily consists of MMP phantom units and permits the grant of awards covering an aggregate of 3.2 million MMP limited partner units. The remaining units available under the LTIP at December 31, 2008 total 1.7 million. The compensation committee of MMP’s general partner’s board of directors (the “MMP Compensation Committee”) administers the LTIP and has approved the unit awards discussed below:

Vested Unit Awards

Grant Date	Unit Awards Granted	Forfeitures	Adjustments to Unit Awards for Attaining Above- Target Financial Results	Units Paid Out on Vesting Date	Vesting Date	Value of Unit Awards on Vesting Date (Millions)
February 2004	159,024	14,648	140,794	285,170	12/31/06	$11.0
February 2005	160,640	11,348	149,292	298,584	12/31/07	$12.9
June 2006	1,170	—	1,170	2,340	12/31/07	$0.1
February 2006	168,105	13,730	154,143	308,518	12/31/08	$9.3
Various 2006	9,201	2,640	6,561	13,122	12/31/08	$0.4
March 2007	2,640	—	—	2,640	12/31/08	$0.1

In January 2007, MMP settled the February 2004 award grants by issuing 184,905 MMP limited partner units and distributing those units to the participants. The difference between the limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.4 million in January 2007.

In January 2008, MMP settled the cumulative amounts of the February 2005 and June 2006 award grants by issuing 196,856 MMP limited partner units and distributing those units to the participants. The difference between the MMP limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $5.1 million in January 2008.

In January 2009, MMP settled the cumulative amounts of the remaining 2006 and March 2007 award grants by issuing 209,321 MMP limited partner units and distributing those units to the participants (see Note 22—Subsequent Events). There was no impact on MMP’s or our cash flows associated with these award grants for the periods presented in this report. The difference between the MMP limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.0 million in January 2009.

Performance Based Unit Awards

The incentive awards discussed below are subject to forfeiture if employment is terminated for any reason other than retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s award grant is prorated based upon the completed months of employment during the vesting period and the award is settled at the end of the vesting period. MMP’s agreement with the LTIP participants requires the LTIP awards described below to be paid out in MMP common limited partner units. The award grants do not have an early vesting feature except under certain circumstances following a change in control of MMP’s general partner.

On December 3, 2008, we purchased our general partner from MGG MH. When this transaction closed, a change in control occurred as defined in MMP’s LTIP. Even though a change in control has occurred, participants in the LTIP must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of December 3, 2008 in order to receive enhanced LTIP payouts.

For each of the award grants listed below, the payout calculation for 80% of the unit awards will be based solely on the attainment of a financial metric established by the MMP Compensation Committee. This portion of the award grants has been accounted for as equity. The payout calculation for the remaining 20% of the unit awards will be based on both the attainment of a financial metric and the individual employee’s personal performance as determined by the MMP Compensation Committee. This portion of the award grants was accounted for as liabilities. For example, if a LTIP participant received an award of 100 units and at the end of the vesting period the payout for that award grant was at stretch performance, the recipient would receive a minimum of 160 units for the 80% portion of the payout based solely on the attainment of financial metrics (100 unit award x 80% x 200% payout for stretch financial performance). The remainder of the award would be subject to the financial metrics performance results resulting in an additional 40 unit payout (100 unit award x 20% x 200% payout for stretch financial performance); however, the MMP Compensation Committee, at its discretion, can change the payout of this portion of the award from a payout of zero units up to 80 units. Therefore, the original 100 unit award payout, at stretch financial performance, would range from a minimum of 160 units to a maximum of 240 units.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below summarizes the performance based unit awards granted by the MMP Compensation Committee that have not yet vested as of December 31, 2008. There was no impact to MMP’s cash flows associated with these award grants for the periods presented in this report.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Adjustment to Unit Awards in Anticipation of Achieving Above/ (Below) Target Financial Results	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)
January 2007 Awards:
Tranche 1: January 2007	53,230	2,396	50,835	101,669	12/31/09	$1.1	$3.1
Tranche 2: January 2008	53,230	2,396	(39,803)	11,031	12/31/09	0.2	0.3
Tranche 3: (2)	—	—	—	—	12/31/09	—	—
January 2008	184,340	8,295	(123,231)	52,814	12/31/10	1.1	1.6
Various 2008	5,492	248	(3,672)	1,572	12/31/10	*	*

Total	296,292	13,335	(115,871)	167,086		$2.4	$5.0

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.
(2)	The grant date for this tranche has not yet been set. Because this table reflects unvested unit awards at December 31, 2008, quantities associated with this tranche have not been included. There were 53,230 unit awards approved under this tranche.
*	Values are less than $0.1 million.

The unit awards approved during 2007 are broken into three equal tranches, with each tranche vesting on December 31, 2009. MMP began accruing for Tranche 1 in the first quarter of 2007 and Tranche 2 in the first quarter of 2008, when the MMP Compensation Committee established the financial metric associated with each respective tranche. MMP will begin accruing costs for Tranche 3 when the MMP Compensation Committee establishes the associated financial metric for that tranche. The unit awards allocated to each tranche are expensed over their respective vesting periods. As of December 31, 2008, the accrual for payout of Tranche 1 was 200%, as the related financial metric for the year ended December 31, 2007 was above the stretch target. The accrual for payout of Tranche 2 was 22%, as the related financial metric was slightly above the threshold target.

Retention Awards

The retention awards below are subject to forfeiture if employment is terminated or the employee resigns from their current position for any reason prior to the applicable vesting date. The award grants do not have an early vesting feature. The award grants listed below were accounted for as equity.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)
Various 2008	9,248	286	8,962	12/31/10	$0.2	$0.3
Various 2008	40,315	1,814	38,501	12/31/11	0.8	1.2

	49,563	2,100	47,463		$1.0	$1.5

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Unit Awards

	2006 Awards	2007 Awards	2008 Awards
Weighted-average per unit grant date fair value of equity awards (a)	$25.24	$33.05	$28.61
December 31, 2008 per unit fair value of liability awards (b)	$30.21	$27.30	$24.27

(a)	Approximately 80% of the unit awards are accounted for as equity (see Plan Description above). Fair value is calculated as MMP’s unit price on the grant date less the present value of estimated cash distributions during the vesting period.
(b)	Approximately 20% of the unit awards are accounted for as liabilities (see Plan Description above). Fair value is calculated as MMP’s unit price at the end of each accounting period less the present value of estimated cash distributions during the remaining portion of the vesting period.

Compensation Expense Summary

Equity-based incentive compensation expense, excluding amounts for the directors of our and MMP’s general partner, for 2006, 2007 and 2008 was as follows (in thousands):

	Year Ended December 31,
	2006			2007			2008
	Equity Method	Liability Method	Total	Equity Method	Liability Method	Total	Equity Method	Liability Method	Total
2003 awards	$—	$(89)	$(89)	$—	$—	$—	$—	$—	$—
2004 awards	—	4,355	4,355	—	—	—	—	—	—
2005 awards	—	4,096	4,096	—	5,721	5,721	—	26	26
2006 awards	1,771	687	2,458	2,216	955	3,171	2,509	378	2,887
2007 awards	—	—	—	860	242	1,102	990	127	1,117
2008 awards	—	—	—	—	—	—	639	82	721

Total	$1,771	$9,049	$10,820	$3,076	$6,918	$9,994	$4,138	$613	$4,751

Director Equity-Based Compensation Expense

Long-term incentive awards have been granted to independent members of the board of directors of our and MMP’s general partner pursuant to the respective long-term incentive plans. Beginning in 2007, our and MMP’s independent directors could elect to defer payment of all or a portion of their compensation. All compensation amounts deferred are credited to the applicable director’s account in the form of phantom limited partner units of each director’s respective entity, with distribution equivalent rights. Phantom units earned by our and MMP’s independent directors and the related compensation expense recognized are provided in the table below. The unit and compensation amounts below include amounts credited to the director’s account for distribution equivalents earned (in thousands, except unit amounts).

	Year Ended December 31,
	2006	2007	2008
MMP phantom units earned by its independent directors	1,459	5,217	6,898

MGG phantom units earned by our independent directors	3,951	8,473	11,150

MMP equity-based compensation expense	$50	$221	$263
Our equity-based compensation expense	87	116	244

Total equity-based director compensation expense	$137	$337	$507

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Segment Disclosures

MMP’s reportable segments are strategic business units that offer different products and services. MMP’s segments are managed separately because each segment requires different marketing strategies and business knowledge. MMP’s management evaluates performance based on segment operating margin, which includes revenues from affiliates and external customers, operating expenses, product purchases and equity earnings. Transactions between MMP’s business segments are conducted and recorded on the same basis as transactions with third-party entities.

We believe that investors benefit from having access to the same financial measures used by management. Operating margin, which is presented in the tables below, is an important measure used by management to evaluate the economic performance of MMP’s core operations. This measure forms the basis of MMP’s internal financial reporting and is used by its management in deciding how to allocate capital resources between segments. Operating margin is not a GAAP measure but the components of operating margin are computed by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating profit, which is its nearest comparable GAAP financial measure, is included in the tables below. Operating profit includes expense items, such as depreciation and amortization and affiliate G&A costs, that management does not consider when evaluating the core profitability of MMP’s operations.

Beginning in 2007, commercial and operating responsibilities for MMP’s two inland terminals in the Dallas, Texas area were transferred from the petroleum products terminals segment to the petroleum products pipeline system segment. The primary reasons for these transfers were because of location and operating synergies. Prior to the transfers, MMP’s customers were required to work with different Magellan entities in order to do business at these facilities. Additionally, MMP was engaged in two distinct marketing strategies, one for terminalling services and one for pipeline transportation services. Since the beginning of 2007, these facilities have been under petroleum products pipeline management and their operating results have been reported both internally and externally as part of that segment. Historical financial results for MMP’s operating segments have been adjusted to reflect the impact of this transfer. Consolidated segment profit did not change as a result of these historical reclassifications.

	Year Ended December 31, 2006
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$420,283	$125,962	$16,473	$(3,397)	$559,321
Product sales revenues	649,172	15,397	—	—	664,569
Affiliate management fee revenue	690	—	—	—	690

Total revenues	1,070,145	141,359	16,473	(3,397)	1,224,580
Operating expenses	189,151	47,256	13,919	(6,466)	243,860
Product purchases	598,575	7,280	—	(514)	605,341
Equity earnings	(3,324)	—	—	—	(3,324)

Operating margin	285,743	86,823	2,554	3,583	378,703
Depreciation and amortization expense	50,790	20,743	1,084	3,583	76,200
G&A expenses	47,893	19,356	2,254	—	69,503

Operating profit (loss)	$187,060	$46,724	$(784)	$—	$233,000

Segment assets	$1,612,636	$610,511	$30,499	$—	$2,253,646
Corporate assets					62,862

Total assets					$2,316,508

Goodwill	$—	$11,902	$—	$—	$11,902
Additions to long-lived assets	$79,914	$80,143	$641	$—	$160,698
Equity investments	$24,087	$—	$—	$—	$24,087

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2007
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$460,709	$132,693	$18,287	$(2,908)	$608,781
Product sales revenues	692,355	17,209	—	—	709,564
Affiliate management fee revenue	712	—	—	—	712

Total revenues	1,153,776	149,902	18,287	(2,908)	1,319,057
Operating expenses	178,894	56,181	21,282	(5,422)	250,935
Product purchases	626,194	8,233	—	(518)	633,909
Equity earnings	(4,027)	—	—	—	(4,027)

Operating margin (loss)	352,715	85,488	(2,995)	3,032	438,240
Depreciation and amortization expense	51,936	23,078	1,094	3,032	79,140
G&A expenses	54,016	18,165	2,678	—	74,859

Operating profit (loss)	$246,763	$44,245	$(6,767)	$—	$284,241

Segment assets	$1,692,688	$661,164	$32,444	$—	$2,386,296
Corporate assets					30,635

Total assets					$2,416,931

Goodwill	$—	$11,902	$—	$—	$11,902
Additions to long-lived assets	$92,692	$92,766	$2,002	$—	$187,460
Equity investments	$24,324	$—	$—	$—	$24,324

	Year Ended December 31, 2008
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$478,473	$141,129	$22,704	$(3,496)	$638,810
Product sales revenues	543,694	30,401	—	—	574,095
Affiliate management fee revenue	733	—	—	—	733

Total revenues	1,022,900	171,530	22,704	(3,496)	1,213,638
Operating expenses	197,670	59,130	14,044	(5,973)	264,871
Product purchases	429,294	8,279	—	(1,006)	436,567
Gain on assignment of supply agreement	(26,492)	—	—	—	(26,492)
Equity earnings	(4,067)	—	—	—	(4,067)

Operating margin	426,495	104,121	8,660	3,483	542,759
Depreciation and amortization expense	54,849	26,999	1,170	3,483	86,501
G&A expenses	52,874	17,313	3,115	—	73,302

Operating profit	$318,772	$59,809	$4,375	$—	$382,956

Segment assets	$1,714,558	$778,477	$38,561	$—	$2,531,596
Corporate assets					69,112

Total assets					$2,600,708

Goodwill	$2,864	$11,902	$—	$—	$14,766
Additions to long-lived assets	$156,266	$144,620	$5,536	$—	$306,422
Equity investments	$23,190	$—	$—	$—	$23,190

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies

Environmental Liabilities. Liabilities recognized for estimated environmental costs were $57.6 million and $41.8 million at December 31, 2007 and 2008, respectively. Environmental liabilities have been classified as current or noncurrent based on management’s estimates regarding the timing of actual payments. Management estimates that expenditures associated with these environmental liabilities will be paid over the next ten years. Environmental expenses recognized as a result of changes in MMP’s environmental liabilities are included in operating expenses on our consolidated statements of income. Environmental expense was $12.4 million, $10.0 million and $(1.4) million in 2006, 2007 and 2008, respectively. See Petroleum Products EPA Issue below for a discussion of a settlement which significantly reduced environmental expense in 2008.

MMP’s environmental liabilities include, among other items, accruals for the items discussed below:

Petroleum Products EPA Issue. In July 2001, the Environmental Protection Agency (“EPA”), pursuant to Section 308 of the Clean Water Act (the “Act”), served an information request to a former affiliate with regard to petroleum discharges from its pipeline operations. That inquiry primarily focused on the petroleum products pipeline system that MMP subsequently acquired. The EPA added to their original demand two subsequent releases that occurred from MMP’s petroleum products pipeline system. In September 2008, MMP paid a penalty of $5.3 million and agreed to perform certain operational enhancements under the terms of a settlement agreement reached with the EPA and Department of Justice (“DOJ”). This agreement led to a reduction of MMP’s environmental liability for these matters from $17.4 million to $5.3 million and a reduction of operating expenses of $12.1 million during second quarter 2008.

Ammonia EPA Issue. In February 2007, MMP received notice from the DOJ that the EPA had requested the DOJ to initiate a lawsuit alleging violations of Sections 301 and 311 of the Act with respect to two releases of anhydrous ammonia from the ammonia pipeline owned by MMP and, at the time of the releases, operated by a third party. The DOJ stated that the maximum statutory penalty for alleged violations of the Act for both releases combined was approximately $13.2 million. The DOJ also alleged that the third-party operator of MMP’s ammonia pipeline was liable for penalties pursuant to Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act for failure to report the releases on a timely basis, with the statutory maximum for those penalties as high as $4.2 million for which the third-party operator has requested indemnification. In March 2007, MMP also received a demand from the third-party operator for defense and indemnification in regards to a DOJ criminal investigation regarding whether certain actions or omissions of the third-party operator constituted violations of federal criminal statutes. The third-party operator has subsequently settled this criminal investigation with the DOJ by paying a $1.0 million fine. MMP believes that it does not have an obligation to indemnify or defend the third-party operator for the DOJ criminal fine settlement. The DOJ stated in its notice to us that it does not expect MMP or the third-party operator to pay the penalties at the statutory maximum; however, it may seek injunctive relief if the parties cannot agree on any necessary corrective actions. MMP has accrued an amount for these matters based on its best estimates that is less than the maximum statutory penalties. MMP is currently in discussions with the EPA, DOJ and the third-party operator regarding these two releases, however, is unable to determine what its ultimate liability could be for these matters. Adjustments to MMP’s recorded liability, which could occur in the near term, could be material to MMP’s and our results of operations and cash flows.

Indemnification Settlement. Prior to May 2004, a former affiliate provided indemnifications to MMP for assets MMP had acquired from it. In May 2004, MMP entered into an agreement with our former affiliate under which the former affiliate agreed to pay MMP $117.5 million to release it from these indemnification obligations. MMP received the final two installment payments of $20.0 million and $35.0 million associated with this agreement in 2006 and 2007, respectively. At December 31, 2007 and 2008, known liabilities that would have been covered by this indemnity agreement were estimated to be $42.9 million and $25.5 million, respectively. Through December 31, 2008, MMP has spent $59.0 million of the indemnification settlement proceeds for indemnified matters, including $23.1 million of capital costs. MMP has not reserved the cash received from this indemnity settlement and has used it for various other cash needs, including expansion capital spending.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental Receivables. MMP had recognized receivables from insurance carriers and other entities related to environmental matters of $6.9 million and $4.5 million at December 31, 2007 and 2008, respectively.

Unrecognized Product Gains. MMP’s petroleum products terminals operations generate product overages and shortages that result from metering inaccuracies, product evaporation or expansion, product releases and product contamination. Most of the contracts MMP has with its customers state that MMP bears the risk of loss (or gain) from these conditions. When MMP’s petroleum products terminals experience net product shortages, it recognizes expense for those losses in the periods in which they occur. When MMP’s petroleum products terminals experience net product overages, it has product on hand for which it has no cost basis. Therefore, these net overages are not recognized in MMP’s financial statements until the associated barrels are either sold or used to offset product losses. The net unrecognized product overages for MMP’s petroleum products terminals operations had a market value of approximately $2.4 million as of December 31, 2008. However, the actual amounts MMP will recognize in future periods will depend on product prices at the time the associated barrels are either sold or used to offset future product losses.

Other. We and MMP are parties to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect on our financial position, results of operations or cash flows.

17. Quarterly Financial Data (Unaudited)

Summarized quarterly financial data is as follows (in thousands, except per unit amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Revenues	$292,221	$328,389	$322,191	$376,256
Operating margin	98,195	113,047	105,081	121,917
Total costs and expenses	232,295	254,343	255,736	296,469
Net income	47,095	59,527	55,919	68,213
Basic and diluted net income per limited partner unit	0.19	0.26	0.26	0.28

2008
Revenues	$346,706	$273,127	$292,193	$301,612
Operating margin	140,610	142,418	122,766	136,965
Total costs and expenses	272,296	172,417	210,466	206,062
Net income	89,355	90,329	69,354	81,065
Basic and diluted net income per limited partner unit	0.29	0.50	0.29	0.32

First-quarter 2008 net income was favorably impacted by the $26.5 million gain recognized from MMP’s assignment of a supply agreement. Second-quarter 2008 net income was favorably impacted by a $12.1 million reduction in MMP’s operating expenses when it settled an environmental matter for less than amounts previously accrued. Third-quarter 2008 revenues and net income were favorably impacted by $12.2 million of unrealized gains on NYMEX agreements. Fourth-quarter revenues and net income were favorably impacted by $8.0 million of unrealized gains on outstanding NYMEX agreements and net income was unfavorably impacted by $28.6 million of lower-of-average-cost-or-market adjustments.

Second-quarter 2007 net income was negatively impacted by $2.9 million of expenses associated with the repayment of MMP’s pipeline notes. Fourth-quarter 2007 revenues and net income were favorably impacted by $2.8 million of revenues recognized from MMP’s variable-rate terminalling agreements.

We have retrospectively applied the provisions of SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements, which impacted the net income amounts for all periods presented in the tables above.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Fair Value Disclosures

Fair Value of Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosure for financial instruments:

Cash and cash equivalents. The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity or variable rates of these instruments.

Energy commodity derivative contracts. The carrying amount reported in the balance sheet represents fair value (see Note 12—Derivative Financial Instruments).

Long-term receivable. Fair value was determined by discounting estimated future cash flows by the rates inherent in the long-term instruments adjusted for the change in the risk-free rate since inception of the instrument.

Energy commodity derivatives deposit. This liability represents a short-term deposit MMP held associated with its energy commodity derivative contracts. The carrying amount reported in the balance sheet approximates fair value due to the short-term maturity of the underlying contracts.

Debt. The fair value of MMP’s publicly traded notes, excluding the value of interest rate swaps qualifying as fair value hedges, was based on the prices of those notes at December 31, 2007 and 2008. The carrying amount of borrowings under MMP’s revolving credit facility at December 31, 2007 and 2008 approximates fair value due to the variable rates of that instrument.

Interest rate swaps. Fair value was determined based on an assumed exchange, at each year end, in an orderly transaction with the financial institution counterparties of the interest rate derivative agreements.

Other deferred liabilities – deposits. This liability represented a long-term deposit MMP held associated with a supply agreement which was assigned to a third party in March 2008. Fair value was determined by discounting the deposit amount at our incremental borrowing rate.

The following table reflects the carrying amounts and fair values of our financial instruments as of December 31, 2007 and 2008 (in thousands):

	December 31, 2007		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$938	$938	$37,912	$37,912
Energy commodity derivative contracts	—	—	20,200	20,200
Long-term receivables	7,801	6,849	7,390	5,249
Energy commodity derivatives deposit	—	—	18,994	18,994
Debt	911,801	933,650	1,083,485	934,975
Interest rate swaps:
$100.0 million (October 2004)	2,735	2,735	—	—
$50.0 million (July 2008)	—	—	7,542	7,542
$50.0 million (December 2008)	—	—	(1,770)	(1,770)
Other deferred liabilities – deposits	18,500	9,886	—	—

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Measurements

The following tables summarize the fair value measurements of MMP’s energy commodity derivative contracts and interest rate swap agreements as of December 31, 2008, based on the three levels established by SFAS No. 157, Fair Value Measurements (in thousands):

		Asset Fair Value Measurements as of December 31, 2008 using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Energy commodity derivative contracts	$20,200	$20,200	$—	$—
Interest rate swap agreements (date executed):
$50.0 million (July 2008)	7,542	—	7,542	—
$50.0 million (December 2008)	(1,770)	—	(1,770)	—

MMP’s fair value measurements as of December 31, 2007 using significant other observable inputs for interest rate swap derivatives were $2.7 million.

19. Distributions

Distributions paid by MMP during 2006, 2007 and 2008 were as follows (in thousands, except per unit amounts):

Date Cash Distribution Paid	Per Unit Cash Distribution Amount	Common Units	Subordinated Units	General Partner (a)	Total Cash Distribution
02/14/06	$0.55250	$33,526	$3,138	$12,839	$49,503
05/15/06	0.56500	37,494	—	13,668	51,162
08/14/06	0.57750	38,324	—	14,497	52,821
11/14/06	0.59000	39,153	—	15,327	54,480

Total	$2.28500	$148,497	$3,138	$56,331	$207,966

02/14/07	$0.60250	$40,094	$—	$16,197	$56,291
05/15/07	0.61625	41,009	—	17,112	58,121
08/14/07	0.63000	41,924	—	18,027	59,951
11/14/07	0.64375	42,839	—	18,942	61,781

Total	$2.49250	$165,866	$—	$70,278	$236,144

02/14/08	$0.65750	$43,884	$—	$19,909	$63,793
05/15/08	0.67250	44,885	—	20,910	65,795
08/14/08	0.68750	45,886	—	21,911	67,797
11/14/08	0.70250	46,887	—	22,912	69,799

Total	$2.72000	$181,542	$—	$85,642	$267,184

(a)	Includes amounts paid to MMP GP for its incentive distribution rights.

In February 2006, MMP’s partnership agreement was amended to restore the incentive distribution rights to the same level as before an amendment made in connection with MMP’s October 2004 pipeline system acquisition that reduced the incentive distributions paid to MMP GP by $1.3 million in 2004, $5.0 million in 2005 and $3.0 million in 2006. In return, we made a capital contribution to MMP on February 9, 2006 equal to the present value of the remaining reductions in incentive distributions, or $4.2 million. The owner of our general partner at that time reimbursed us for this amount.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 13, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on February 6, 2009. Because MMP issued 210,149 limited partner units in January 2009 and MMP GP did not make an equity contribution to MMP associated with that equity issuance, MMP GP’s ownership interest in MMP changed from 1.989% to 1.983%. See Note 22 – Subsequent Events for further discussion of this matter. The total distributions paid on February 13, 2009 were $71.0 million, of which $1.4 million was paid to MMP GP on its 1.983% general partner interest and $22.1 million on its incentive distribution rights.

Distributions we made to our affiliate owners during 2006 prior to our becoming a public company are as follows (in thousands):

Date Distribution Paid	Amount
2006
January	$74
February	522,194

Total	$522,268

Distributions we made during 2006, 2007 and 2008 subsequent to our becoming a public company are as follows (in thousands, except per unit amounts):

Payment Date	Distribution Amount	Common Units	General Partner	Total Cash Distribution
05/15/06 (a)	$0.20800	$13,031	$1	$13,032
08/14/06	0.22000	13,782	1	13,783
11/14/06	0.23300	14,597	1	14,598

Total	$0.66100	$41,410	$3	$41,413

02/14/07	$0.24600	$15,411	$2	$15,413
05/15/07	0.26150	16,382	2	16,384
08/14/07	0.27600	17,291	2	17,293
11/14/07	0.29000	18,168	3	18,171

Total	$1.07350	$67,252	$9	$67,261

02/14/08	$0.30700	$19,232	$3	$19,235
05/15/08	0.32250	20,204	3	20,207
08/14/08	0.33750	21,143	3	21,146
11/14/08	0.35400	22,177	3	22,180

Total	$1.32100	$82,756	$12	$82,768

(a)	MGG GP declared a cash distribution of $0.208 associated with the first quarter of 2006. The distribution paid to our public unitholders for that quarter was prorated for the 45-days that we were a public entity, or $0.104 per unit.

On February 13, 2009, we paid cash distributions of $0.3590 per unit to unitholders of record at the close of business on February 6, 2008. Total distributions paid were $22.5 million.

Total distributions paid to outside and affiliate owners by us and MMP are determined as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Cash distributions paid by MMP	$207,966	$236,144	$267,184
Less:
Distributions paid by MMP to its general partner	(56,331)	(70,278)	(85,642)

Distributions paid by MMP to outside owners	151,635	165,866	181,542
Distributions we paid to our affiliate owners before we became a public company	522,268	—	—
Distributions we paid after becoming a public company	41,413	67,261	82,768

Total distributions paid to outside and affiliate owners	$715,316	$233,127	$264,310

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Owners’ Equity

MMP Capital

The following table details the changes in the number of MMP units outstanding from January 1, 2006 through December 31, 2008.

	Common	Subordinated	Total
Units outstanding on January 1, 2006	60,680,928	5,679,696	66,360,624
01/06—Conversion of subordinated units to common units (a)	5,679,696	(5,679,696)	—

Units outstanding on December 31, 2006	66,360,624	—	66,360,624
01/07—Settlement of 2004 award grants	184,905	—	184,905
Other (b)	768	—	768

Units outstanding on December 31, 2007	66,546,297	—	66,546,297
01/08—Settlement of 2005 award grants	196,856	—	196,856
Other (b)	577	—	577

Units outstanding on December 31, 2008	66,743,730	—	66,743,730

(a)	MMP’s subordination period ended on December 31, 2005 when it met the final financial tests provided for in its partnership agreement. As a result, on January 31, 2006, one day following the distribution record date, the 5,679,696 outstanding subordinated units representing limited partner interests in MMP converted to common units.
(b)	For the years ended December 31, 2007 and 2008, the weighted-average number of limited partner units outstanding for basic net income per unit calculation includes phantom limited partner units associated with deferred compensation of certain directors of MMP’s general partner.
(c)	Common units issued to settle the equity-based retainer paid to the independent directors of MMP’s general partner.

MMP’s limited partner units outstanding at December 31, 2008 were all held by the public. Our ownership interest in MMP at December 31, 2007 was limited to our approximate 2% general partner interest and incentive distribution rights, which we derive through our 100% ownership interest in MMP GP.

For purposes of determining capital balances, MMP allocates net income to its general partner and limited partners based on their contractually-determined cash distributions declared and paid following the close of each quarter with adjustments made for any charges specifically allocated to its general partner. For periods in which MMP’s net income exceeds its distributions, MMP allocates net income to its general and limited partners up to the amount of cash distributions paid for that period based on the contractually-determined cash distributions paid to each. The excess of net income over distributions is allocated based on the contractual terms of MMP’s partnership agreement with the general partner’s proportionate share of income further adjusted for direct charges.

From January 24, 2008 until January 23, 2009, cash distributions paid by MMP to its general partner and limited partners were made based on the following table:

	Percentage of Distributions
		General Partner
Quarterly Distribution Amount per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.011%	1.989%	0.000%
Above $0.289 up to $0.328	85.011%	1.989%	13.000%
Above $0.328 up to $0.394	75.011%	1.989%	23.000%
Above $0.394	50.011%	1.989%	48.000%

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

See Note 22 – Subsequent Events for a discussion of the changes in the percentage of distributions to the limited and general partner interests that occurred after December 31, 2008.

In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective capital accounts. The limited partners’ liability is generally limited to their investment.

Our Partners’ Capital

In February 2006, we completed an initial public offering of our limited partner units. In that transaction, we issued and sold 22.0 million limited partner units to the public, which represented 35% of our limited partner units. The other 40.6 million units were retained by MGG MH. During 2007, MGG MH sold 31.8 million of their limited partner units in us. Please see Note 2—Initial Public Offering and Sale of Units by MGG MH for further detail on these transactions.

Limited partners holding our common units have the following rights, among others:

•	right to receive distributions of our available cash within 50 days after the end of each quarter;

•	right to elect the board members of our general partner;

•	right to transfer limited partner unit ownership to substitute limited partners;

•

right to receive an annual report, containing audited financial statements and a report on those financial statements by our independent public accountants within 120 days after the close of the fiscal year end;

•	right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

•	right to vote according to the limited partners’ percentage interest in us at any meeting that may be called by our general partner; and

•	right to inspect our books and records at the unitholders’ own expense.

Following the termination of MMP’s subordination period, in 2006 we reclassified $277.4 million from non-controlling owners’ interests of consolidated subsidiaries to partners’ capital. This reclassification recognized the gain on sale by us of MMP’s limited partner units in 2004 and 2005.

In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective capital accounts. The limited partners’ liability is generally limited to their investment.

Non-Controlling Owners’ Interests in Consolidated Subsidiaries (“Non-Controlling Interest”)

The non-controlling interest on our balance sheet reflects the outside ownership interest of MMP, which was approximately 98% at December 31, 2006, 2007 and 2008. Each quarter, we calculate income attributable to non-controlling owners’ interest by multiplying the non-controlling owners’ proportionate ownership of limited partner interest in MMP by the limited partners’ allocation of MMP’s net income, less allocations of amounts associated with each period’s amortization of the step-up in basis of the assets and liabilities of MMP. For purposes of calculating non-controlling interest, in periods where distributions exceed net income, MMP’s net income is allocated to its general and limited partners based on their proportionate share of cash distributions for the period, with adjustments made for certain charges which are specifically allocated to MMP’s general partner. However, for periods in which MMP’s net income exceeds its distributions, the net income allocation is adjusted as if the undistributed net income is allocated approximately 2% to the general partner and the remainder to the limited partners.

All amounts we received from the sale of MMP limited partner units during 2004 and 2005 were recorded as increases to non-controlling interest on our balance sheet. However, in 2006, following the termination of MMP’s subordination period, we recorded a reclassification of $277.4 million from non-controlling interest to partners’ capital. This reclassification recognized the gain on sale of MMP’s limited partner units in 2004 and 2005.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Changes in Owners’ Equity

Capital contributions were $17.9 million during 2006 which primarily consisted of payments we received from MGG MH, which we in turn reimbursed to MMP for the restoration of the incentive distribution rights and costs incurred under the G&A cost cap agreement. Capital contributions were $5.2 million and $3.7 million during the years ended December 31, 2007 and 2008, respectively, which primarily consisted of payments we received from MGG MH which we in turn reimbursed to MMP for costs incurred under the G&A cost cap agreement.

Acquisition of General Partner

In December 2008, we acquired our general partner from MGG MH. Concurrent with that transaction, MGG MH distributed all of the 8.8 million common units it held in us to its equity owners. We did not issue additional common units and we received no proceeds as a result of these transactions. Subsequent to that transaction, our general partner has no longer been allocated a portion of our net income.

21. Assignment of Supply Agreement

As part of MMP’s acquisition of a pipeline system in October 2004, it assumed a third-party supply agreement. Under this agreement, MMP was obligated to supply petroleum products to one of its customers until 2018. At the time of this acquisition, MMP believed that the profits it would receive from the supply agreement were below the fair value of its tariff-based shipments on this pipeline and it established a liability for the expected shortfall. On March 1, 2008, MMP assigned this supply agreement and sold related inventory of $47.6 million to a third-party entity. Further, MMP returned its former customer’s cash deposit, which was $16.5 million at the time of the assignment. During first quarter 2008, MMP obtained a full release from the supply customer; therefore, MMP had no future obligation to perform under this supply agreement, even in the event the third-party assignee was unable to perform its obligations under the agreement. As a result, MMP wrote off the unamortized amount of the liability and recognized a gain of $26.5 million.

22. Subsequent Events

On January 23, 2009, MMP issued 210,149 limited partner units, of which 209,321 were issued to settle the cumulative amount of the 2006 and 2007 unit award grants to certain employees that vested on December 31, 2008, and 828 were issued to settle the equity-based retainer paid to one of the directors of MMP’s general partner. MMP’s general partner did not make an equity contribution associated with this equity issuance and as a result its general partner ownership interest in MMP changed from 1.989% to 1.983%. MMP’s general partner’s incentive distribution rights were not affected by this transaction. As a result, cash distributions paid after January 23, 2009 will be made based on the following table:

	Percentage of Distributions
		General Partner
Quarterly Distribution Amount per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.017%	1.983%	0.000%
Above $0.289 up to $0.328	85.017%	1.983%	13.000%
Above $0.328 up to $0.394	75.017%	1.983%	23.000%
Above $0.394	50.017%	1.983%	48.000%

On February 10, 2009, MMP’s Compensation Committee approved 285,000 MMP unit award grants pursuant to its long-term incentive plan. These award grants have a three-year vesting period that will end on December 31, 2011.

On February 13, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on February 6, 2009. The total distributions paid were $71.0 million, of which $1.4 million was paid to MMP GP on its approximate 2% general partner interest and $22.1 million on its incentive distribution rights.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also on February 13, 2009, we paid cash distributions of $0.3590 per unit to unitholders of record at the close of business on February 6, 2009. Total distributions paid were $22.5 million.